Exhibit (10.7)

                                   SUBCONTRACT




                                     Between





   __________________________________________________________________________


   United HealthCare Corporation      &         National Research Corporation
   9900 Bren Road East                          1033 O Street
   Minnetonka, Minnesota  55343                 Gold's Galleria
                                                Lincoln, Nebraska  68508





        for services to be performed for the Defense Medical Information System/System Integration, Design, Development, Operations and Maintenance
    (D/SIDDOMS - Lot III) in support of the Office of the Assistant Secretary of Defense for Health Affairs, Department of Defense.








      This Subcontract is issued in accordance with and is subordinate to:
                       Prime Contract No. DASW01-95-0029.

   This subcontract is made as of May 9, 1997 ("Effective Date"), by and between United HealthCare Corporation, through its wholly owned subsidiary Applied HealthCare Informatics (hereinafter referred to as "UHC") and National Research Corporation, Inc. ("Subcontractor").

   Witnesseth that:

   Whereas, UHC has entered into a contract with the U.S. Department of Defense to provide services for studies, econometric analysis and modeling for the D/SIDDOMS project, Contract No. DASW01-95-0029, (hereinafter "Prime Contract"); and

   Whereas, UHC desires to utilize the services of Subcontractor and Subcontractor desires to provide certain services as requested by the Department of Defense and described herein; and

   Whereas, UHC and Subcontractor executed an agreement entitled Subcontract Between United HealthCare Corporation and National Research Corporation, effective January 6, 1997; and

   Whereas, UHC and Subcontractor desire to terminate the January 6, 1997 agreement and execute this agreement in its place;

   Now, therefore, UHC and Subcontractor mutually agree as follows:

   Article 1 - Definitions

             1.1  "Agreement" means this instrument and its Appendices.

             1.2 "UHC Project Manager" means the individual identified in a Task Order as being responsible for supervision of work performed pursuant to the Task Order.

             1.3 "Delivery Order" means an order executed by the U.S. Department of Defense under the Prime Contract and provided to UHC which summarizes the contents of both a task statement and technical proposal.

             1.4 "DFARS" means the Department of Defense FAR Supplement contained in Title 48, Chapter 2 of the Code of Federal Regulations in effect as of the date of this Agreement unless otherwise updated by consent of the parties or by law.

             1.5 "FAR" means the Federal Acquisition Regulations contained in Title 48 of the Code of Federal Regulations in effect as of the date of this Agreement unless otherwise updated by consent of the parties or by law.

             1.6 "Prime Contract" means the contract between UHC and the U.S. Department of Defense, Contract No. DASW01-95-0029.

             1.7 "Task Order" means any work request issued by UHC to Subcontractor in accordance with Article 2 of this Agreement.

   Article 2 - Services to be Performed.

             2.1 Subcontractor shall assist UHC in responding to task statements issued under the Prime Contract, including assistance in preparing technical and cost proposals. Subcontractor shall not be compensated for these and other services not associated with a special Delivery Order issued under the Prime Contract, except as otherwise provided in this Agreement or a Task Order.

             2.2 This is an indefinite-quantity subcontract for the supplies and services specified. Subcontractor will deliver or perform, and UHC shall be obligated to pay, only as provided in Task Orders issued in accordance with this Agreement. Each Task Order and corresponding Delivery Order, which shall together be entitled Delivery Order and Task Order Addendum, shall be executed by the parties and attached hereto as an Appendix and incorporated in this Agreement.

             2.3 Prior to issuance of a Task Order by UHC, the parties will agree upon the contents of the order and the duties to be included therein.

             2.4 Task Orders shall be issued to Subcontractor on the basis of Prime Contract specifications and, except as otherwise provided herein shall be subordinate to the terms, conditions, specifications and objectives of the Prime Contract. Each Task Order issued under this Agreement shall require the UHC Project Manager's approval. Each Task Order issued under this Agreement shall be individually and sequentially numbered, and shall include the specifications and requirements applicable to the Task Order. Task Orders may not conflict with the terms and conditions of this Agreement unless the variance is explicitly stated in the Task Order. In the event of conflict or ambiguity of terms, this Agreement shall prevail over the language in the Task Order.

             2.5 Each Task Order assigned under this Agreement shall include at least the following information:

             a)   Description of the work to be performed.

             b)   Period of performance of the Task Order.

             c)   Deliverable items schedule.

             d) The specific labor hours committed to the Task Order, by approved labor category; the names of Key Personnel and their actual job title. However, for services provided by Subcontractor where catalog or market prices of commercial items are used, this will be listed as deliverables.

             e) Subcontractor's estimated number of labor hours and total costs for preparation of progress reports and assistance under Article 4.2 of this Agreement. However, for services provided by Subcontractor where catalog or market prices of commercial items are used, these costs are part of the commercial per unit price.

             f)   The total dollar value of the Task Order.

             g)   Reporting requirements.

             h) Required participation in oral briefings, to the extent known at the time of issuance of the Task Order.

             2.6 All work performed under this Agreement shall be supervised by Subcontractor's Project Manager, under the general technical direction of UHC's Project Manager. UHC will notify Subcontractor of the identity of its Project Manager for the project in each Task Order. Subcontractor shall notify UHC in writing of the identity of its Project Manager within twenty (20) days of execution of this Agreement, and by prior written notice if a new or alternate Project Manager will be appointed during the term of this Agreement.

             2.7 UHC may modify a Task Order based on modifications made to a Delivery Order issued under the Prime Contract. UHC shall notify Subcontractor in writing of the required modification. If Subcontractor believes a change to a Task Order is necessary, Subcontractor shall notify UHC in writing. If a modification causes an increase or decrease in the cost of services to be provided by Subcontractor, UHC will make an equitable adjustment consistent with FAR 52.243-2, Alternate I.

             2.8 In the event the Subcontractor anticipates difficulty in complying with the Task Order delivery schedule, Subcontractor shall immediately notify UHC in writing, giving pertinent details, including the date by which it expects to make delivery; provided, however, that this date shall be informational only and that receipt thereof shall not be construed as a waiver by UHC of any delivery schedule, or any rights or remedies provided by law or under this Agreement.

             2.9 Subcontractor must strictly comply with the Limitation of Cost clause on cost reimbursement Task Orders and notify UHC in a timely fashion if additional funds will be required. No expenditures beyond the ceiling amount will be reimbursed unless specifically authorized by UHC's Project Manager.

             2.10 Subcontractor shall promptly notify UHC in writing if it has reason to believe that the level of effort or the total cost to UHC of work under a Task Order will be either greater or substantially less than the amount obligated for that Task Order. In addition, Subcontractor shall promptly notify UHC in writing when the expenditures plus outstanding commitments and liabilities allowable under a Task Order have reached 75% of the amount obligated under the Task Order, or two months prior to exhaustion of the funds, whichever comes first.

             2.11 In performing all services under this Agreement, Subcontractor shall use its best efforts to assist UHC in performing the requirements of the Prime Contract, including preparation of proposals and execution of Task Orders.

   Article 3 - Effective Date and Term of Agreement

             3.1 The services to be performed under this Agreement shall be provided during the period of performance set out in each Task Order, or until all deliverables required by the Task Order are provided. If the Prime Contract is extended, this Agreement shall be extended for up to two additional years in accordance with Article 3.2 below.

             3.2 This Agreement may be extended for up to two additional one-year periods based upon the options in the Prime Contract. UHC will notify Subcontractor of any extension of the Agreement upon receipt of written notification of extension under the Prime Contract. UHC will notify Subcontractor of its receipt of any preliminary written notice of intent to extend under the Prime Contract, but will not be committed to an extension based on a preliminary notice. All other terms and conditions of this Agreement shall remain in full force and effect during any period of extension.

             3.3 Any Task Order issued during the effective period of this Agreement and not completed within that period shall be completed by Subcontractor within the time specified in the Task Order, unless the time is extended because of an excusable delay. This Agreement shall govern the Subcontractor's and UHC's rights and obligations with respect to the Task Order to the same extent as if the Order were completed during the Agreement's effective period. In the event that optional periods are exercised in the Prime Contract, the parties may extend a Task Order beyond the original Agreement expiration date. Such Task Order shall be completed within the terms and conditions of the Task Order as written prior to the expiration date of the contract year in which it was issued, unless specified otherwise in the extended Task Order.

   Article 4 - Reports and Deliverables

             4.1 Monthly Progress Reports. Subcontractor will provide to UHC monthly progress reports that address total work activity under this Agreement for the reporting period and address individually each active Task Order. Each report shall include:

             a) Staff hours expended during the reporting period. This information shall be provided at two levels: cumulative, over the entire Agreement reporting period, and individually, by Task Order on a per person, per task basis. However, for services provided by Subcontractor where catalog or market prices of commercial items are used, this information will be provided on a commercial per unit basis.

             b) Staff hours remaining, by Task Order. However, for services provided by Subcontractor where catalog or market prices of commercial items are used, the report shall include remaining unit price information and remaining deliverables.

             c) Funds expended, overall and by individual Task Order, during the reporting period.

             d)   Funds remaining, by individual Task Order.

             e)   Status of work in progress.

             f) Problems or constraints encountered during the reporting period and suggested solution(s).

             4.2 Subcontractor shall assist UHC, as required to comply with the requirements of Section C-3 of the Prime Contract, in providing information for Delivery Order management plans, status reports and cost reports. Subcontractor will, if requested by UHC, participate in management reviews and assist in developing the required materials and documentation to support review activities.

             4.3 Subcontractor shall participate, as requested by UHC, in formal oral briefings as required under the Prime Contract.

             4.4 All reports and other documentation supplied under this Agreement will be in compliance with the provisions of the Corporate IM Technical Standards, Technical Reference Model, Section J, Attachment 4 and the DoD Standard 7935A, "Automated Data Systems (ADP) Documentation," dated Oct. 1, 1988, or the most recent current revision.

             4.5 The Subcontractor shall ensure that automated resources and procedures be used, whenever possible, to maintain the most cost-effective use of Government funds. All deliverables shall be formatted in Word and be available on a 3 1/2 inch IBM compatible diskette if so requested or as otherwise specified in the Task Order. The Subcontractor's software shall be capable of producing high quality "camera-ready" copies of deliverables. The Subcontractor's software shall also be capable of producing high quality graphics for use in deliverables if necessary.

             4.6 Reports provided under this Agreement shall be considered "Technical Data" as defined in the "Rights in Data" clause in the Incorporated Provisions (DFARS 252.227-7013).

             4.7 Subcontractor will submit three copies of all reports specified in each Task Order, and a camera-ready copy of all deliverable draft and final reports, if such reports are called for.

             4.8 All reports, and any other materials as may be required under this Agreement or Task Orders, shall be addressed and delivered prepaid, unless otherwise directed by UHC, to the following address:

                  Applied HealthCare Informatics
                  United HealthCare Corporation
                  ATTN:  Kathia Kennedy
                  Mail Route MN008-W125
                  PO Box 1459
                  Minneapolis, MN  55440-1459

             4.9 The Subcontractor shall, over the term of this Agreement, correct errors in Subcontractor developed software and applicable documentation which are discovered by UHC, the Government, any other user of the software, or the Subcontractor. Such corrections shall be made within 25 days of the date the Subcontractor is notified that the error exists or the date the Subcontractor discovers the error. Inability of the parties to determine the cause of software errors shall be resolved in accordance with the Disputes clause in Article 12 of this Agreement, but in no event constitutes grounds for delay of error correction beyond the time frame specified above.

             4.10 If, during performance of this Agreement, Subcontractor provides proprietary information, including intellectual property, which is related to this Agreement but has been developed by Subcontractor for purposes other than this Agreement, Subcontractor shall clearly identify the information as "NRC Proprietary Information." Such identification will not, in and of itself, be determinative of whether the information was developed separate from this Agreement or whether it is proprietary to the Subcontractor. The Government will retain rights to all intellectual property produced in the course of developing, deploying, conducting and reporting the surveys performed pursuant to this Agreement.

             4.11 Notwithstanding any other provisions of this subcontract to the contrary, Subcontractor's failure to submit required reports when due, or failure to perform or deliver require services may, at the discretion of UHC, result in withholding of payments under this Agreement, unless such failure is beyond the control and without the fault or negligence of Subcontractor and is determined by UHC to be an Excusable Delay as defined in FAR 52.249-14. Any failure set out above which is not excused and not cured within a period specified by UHC, which must be a minimum of ten working days, may be considered a breach and grounds for termination in accordance with Article 11 herein.

   Article 5 - Consideration and Payment

             5.1 In consideration of Subcontractor's satisfactory delivery of the work specified in any and all Task Orders issued under this Agreement, UHC shall reimburse Subcontractor for all allowable costs not to exceed the estimated amount for the Task Order. Funds shall be specific to each individual Task Order. Cost allowability shall be determined in accordance with the provisions of the Prime Contract, FAR Parts 30 and 31, and applicable provisions incorporated in Article 20 of this Agreement.

             5.2 For the services provided by Subcontractor under this Agreement, UHC shall reimburse Subcontractor as specified in each Task Order. The billing instructions applicable to each Task Order may be specified in each Task Order, and shall supersede any inconsistent billing instructions in Appendix B of this Agreement.

             5.3 Rates incurred by the Subcontractor in excess of the maximum amount specified in each Task Order for all services provided under that Task Order shall not be an allowable cost under this Agreement. The Subcontractor bears the sole risk of any costs exceeding these amounts.

             5.4 Subcontractor shall submit to UHC on a monthly basis an invoice for each Task Order active in the invoice period. The invoice shall be prepared in accordance with the requirements set out in Appendix B, and shall be accompanied by a statement of costs incurred by Subcontractor, cumulative expenditures to date, and a statement of the original funds in the Task Order and the funds remaining in the Task Order. To the extent that some of this information is already being provided by Subcontractor under Article 4 of this Agreement, Subcontractor may submit copies of the progress reports instead of providing the identical information under this provision. Subcontractor shall clearly identify in the progress reports where the information required by this provision is constrained.

             5.5 Subcontractor shall submit to UHC a weekly status report outlining activities performed to date and the status of pending and future deliverables and tasks. The status report may be submitted electronically via the Internet, or by facsimile.

             5.6 Upon receipt of each invoice submitted by Subcontractor in accordance with this Agreement, UHC shall enter on a UHC invoice to be submitted to the Government all or such part of the labor, materials and indirect costs specified in Subcontractor's invoice that UHC determines to be allowable costs, plus the amount of the fixed fee applicable to Subcontractor under the Task Order if such fee is invoiced by Subcontractor. Upon receipt of payment from the Government for one or more of the items listed on Subcontractor's invoice, UHC shall pay Subcontractor within * after the amount is determined to be allowable.

             5.7 UHC reserves the right to have invoices and statements of cost audited. Each payment made to Subcontractor shall be subject to reduction for amounts included in the audited invoice which are found by the UHC Project Manager, on the basis of an audit, not to constitute allowable or allocable cost, including Subcontractor's rates and fees. Any subsequent payment may be reduced for previous overpayment, or increased for underpayments.

   Article 6 - Travel and Per Diem

             6.1 UHC will reimburse Subcontractor for the actual, reasonable, and necessary costs of local and out of town travel incurred in connection with Subcontractor's direct performance under this Agreement if the costs are in compliance with the Joint Travel Regulations, are approved by UHC in advance and are included in a Task Order.

   Article 7 - Key Personnel

             7.1 Subcontractor shall provide the key personnel identified in each Task Order to perform services under this Agreement unless alternate personnel are assigned in accordance with this Article. Prior to assigning any alternate personnel, Subcontractor shall submit sufficient information to demonstrate that the qualifications of the prospective personnel are equal to or better than the qualifications of the personnel being replaced. No substitution will be made without prior approval of UHC.

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

   Article 8 - Prime Contract

             8.1 Subcontractor shall assume toward UHC all the obligations and responsibilities which UHC, by the Prime Contract, assumes toward the Government, with respect to any portion of the UHC's supplies or services performed or to be performed by the Subcontractor pursuant to this Agreement. The Prime Contract is subject to public law, statutes and regulations requiring the "flow-down" of contract terms and conditions to Subcontractors. Any such terms and conditions applicable to Subcontractors by reason of law or the Prime Contract, which is incorporated herein as Appendix A, shall be applicable to this Agreement. Nothing in this Agreement is intended by the parties to be in conflict with any such terms or conditions.

             8.2 The parties agree that this Agreement is subject to the provisions of the Prime Contract and is intended to be interpreted consistently with the provisions of the Prime Contract. The parties also agree, however, that this Agreement shall not in any way be deemed to establish or create a contractual obligation between the Government and Subcontractor, and that Subcontractor shall have no privity of contract or other access to the Government by reason of this Agreement, unless explicitly stated herein.

   Article 9 - Publication and Rights in Data

             9.1 Subcontractor shall not disseminate or publish, except within and between Subcontractor and UHC, and as required by the Government, any information received or developed under this Agreement or contained in the reports to be furnished pursuant to this Agreement, without prior written consent from UHC.

             9.2 Title to all source data and materials furnished to UHC or the Government, together with all plans, systems analysis and design specifications and drawings, completed programs except proprietary programs and documentation thereof, reports and listings, all punched cards and all other items pertaining to the work and services to be performed under Task Orders pursuant to this Agreement, including any copyright shall become and remain with the Government upon completion. The Government shall have the full right to use each of these for its purposes without compensation or approval on the part of Subcontractor or UHC. The Government shall have access to and the right to make copies of the above mentioned items. Subcontractor shall indicate when proprietary programs are included in materials furnished under this Agreement.

             9.3 Subcontractor agrees to grant and does grant, convey and reserve to the United States of America a nonexclusive, irrevocable, world wide, royalty-free license in all written material, published, printed, presented or used in connection with this Agreement, in which Subcontractor presently holds a copyright or in the future shall obtain a copyright or in which it has the right to issue royalty-free licenses.

             9.4 All software to be provided under this agreement shall be delivered with unlimited rights in accordance with the provisions of DoD FAR Supplement 252.227-7013, 252.227-7018 and 252.227-7029.

             9.5 If during the term of this Agreement, Subcontractor determines that it is more advantageous to UHC and/or the Government to incorporate a package, subroutine or module that can not be provided with unlimited rights into the system, Subcontractor shall notify UHC in writing. Such notification shall include at a minimum the name of the item to be furnished with restricted rights and cost saving or other benefits accruing to the Government from its use. If the parties agree to incorporate such software package, subroutine or module into the system the Government shall be given at a minimum the following rights:

             a. Use of the computer software with the computer for which or with which it was acquired, including use at any Government installation to which the computer may be transferred by the Government;

             b. Use of the computer software with a backup computer if the computer for which or with which it was acquired is inoperative;

             c. Modify the computer software, or combine it with other software, subject to the provision that those portions of the derivative software incorporating restricted rights software are subject to the same restricted rights;

             If Subcontractor includes any software packages, routines or modules developed at Subcontractor's expense in the system without identifying it to UHC, all such software shall be considered delivered with "unlimited rights". If the program maintenance of the system is dependent on the source code of any such software, the Subcontractor shall provide the source code and rights to the source code for the life of the system at the time the software and documentation is delivered.

             9.6 If in performing under this Agreement Subcontractor requests access to proprietary data of other companies to conduct studies and research, it will enter into agreements with the supplying companies to protect such data from unauthorized use or disclosure so long as such data remains proprietary. These agreements shall be made available to UHC upon request.

             9.7 If in performing under this Agreement Subcontractor is given access by UHC or the Government to the proprietary date of UHC or the Government or proprietary data of third parties possessed by UHC or the Government, Subcontractor agrees to protect such data from unauthorized use or disclosure so long as such data remains proprietary. This provision shall survive termination of this Agreement.

   Article 10 - Changes

             10.1 UHC may at any time, by a written order, and without notice to the sureties, if any, make changes within the general scope of this Agreement. Any such change shall be in accordance with the terms in the Changes clause of the Incorporated Provisions of this Agreement included in Appendix A. However, in order to allow UHC time to complete its proposal for adjustment, the Subcontractor must submit its proposal within 5 days from the date of receipt of the written order unless otherwise given an extension in writing by UHC.

   Article 11 - Termination

             11.1 UHC may at any time, by written notice to Subcontractor, terminate this Agreement in whole or in part either because termination is determined to be in the best interest of the Government or because Subcontractor fails to fulfill its obligations under this Agreement. Termination shall be in accordance with the terms and conditions of the Prime Contract termination provisions as specified in FAR 52.249-6, and incorporated herein in Appendix B, except that: a) notwithstanding the definitions provided in this Agreement, references in the Prime Contract termination clause to the Government shall be deemed to mean UHC; Contractor shall be deemed to mean Subcontractor; Contracting Officer shall be deemed to mean UHC; and b) in order to allow UHC time to complete its final termination settlement proposal, Subcontractor shall submit its proposal promptly but no later than nine (9) months after the effective date of termination unless this period is extended in writing by UHC.

   Article 12 - Disputes

             12.1 The parties shall attempt to resolve any dispute arising out of or relating to this subcontract promptly by negotiation between executives who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within twenty (20) days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place to attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days of the disputing party's notice, or if the parties fail to meet within thirty (30) days, either party may initiate further proceedings with respect to the controversy or claim as provided hereafter. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the rules of evidence.

             12.2 All claims, disputes and other matters in controversy arising out of or related to this Subcontract, or the performance or breach thereof, shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then obtaining, unless the parties mutually agree otherwise; provided, however, that UHC shall not be required to arbitrate any claim, dispute or other matter involving a claim by or against a third party or a third party who, in the judgment of UHC, is indispensable to a just and equitable resolution of the matter or who is alleged to be wholly or partially responsible for the matter, unless such third party is subjected to the jurisdiction of, and made a party to, the arbitration. The arbitrators are to decide only the issue(s) presented to them and shall have no authority to award any punitive damages or exemplary damages or to vary or ignore the terms of this agreement, and shall be bound by controlling law. The arbitrators shall be the final judge of the law and the facts. Their decision shall be final and binding. The award may be modified, set aside, or appealed based only upon the standards therefore set forth in the Uniform Arbitration Act as that Act is enacted in the State of Minnesota. In addition to such discovery as may be ordered in the discretion of the arbitrators, at least thirty (30) days prior to the hearing, the parties shall exchange documents relevant to the claims and defenses of the parties, a detailed itemization of damages, identification of witnesses, and any reports of experts who are expected to testify or, if there are not reports, summaries in reasonable detail of their expected testimony.

             The parties agree that there is no privity of contract between the Government and Subcontractor. If at any time any controversy should arise between UHC and Subcontractor with respect to any matter arising under this Subcontract which relates to an act, omission, or decision by the Government, and is not a separate dispute between UHC and Subcontractor, it is the intention of the parties that the UHC shall be liable to Subcontractor to the same extent that the Government is liable to UHC, but not to any greater extent. Subcontractor agrees to allow UHC to exhaust the remedies available under the Prime Contract, including remedies available for breach of contract, prior to instituting any separate action or proceeding. If a separate action or proceeding is instituted prior to the exhaustion of the aforesaid remedies, Subcontractor agrees to stay said action or proceeding pending the exhaustion of remedies against the Government. If UHC prosecutes or defends a matter against the Government under the terms of the Prime Contract, Subcontractor agrees to furnish all documents, certifications, statements, witnesses, notices, reports, and information reasonably required by UHC for such purposes.

             12.3 The parties agree that, in the event a dispute arises concerning performance of any Task Order, performance of work under the Task Order will continue according to scheduled dates, at the direction of UHC, pending resolution of any arbitration, or other resolution of the dispute. Any arbitration must be initiated within the period of any applicable statute of limitations. The expenses of any arbitration proceeding, including compensation to the arbitrators, shall be borne equally by the parties.

   Article 13 - Workers' Compensation and Insurance

             The Subcontractor shall maintain the types of insurance and coverage listed below:

             TYPE OF INSURANCE                  MINIMUM AMOUNT

        (i)  Worker's Compensation and all      As required by State Law.
             occupational disease.

        (ii) Employer's Liability including
             all occupational disease when
             not so covered in Workmen's
             Compensation above.                $100,000 per acc.

        (iii) General Liability (Comprehensive)
             Bodily Injury per occurrence       $500,000

        (iv) Automobile Liability
              (Comprehensive)
                  Bodily Injury per person      $200,000
                  Bodily Injury per occurrence  $500,000
                  Property Damage per accident  $ 20,000

   Article 14 - Service Contract Act

        The Service Contract Act, 41 U.S.C. 351-358, and related regulations, are applicable to the Prime Contract and this Agreement. Subcontractor shall comply with the requirements of the Act and the regulations. Subcontractor shall also comply with the Department of Labor Wage Determination in Section J-1 of the Prime Contract, which is attached in Appendix B of this Agreement.

   Article 15 - Warranty Exclusion and Limitation of Damages

        Except as expressly set forth in writing in this Agreement and except for the implied warranty of merchantability, there are no warranties expressed or implied.

        In no event will the Subcontractor be liable to UHC for consequential damages as defined in the Uniform Commercial Code, section 2/715, in effect in the District of Columbia as of January 1, 1973, i.e. -- Consequential damages resulting from the seller's breach include --

        (a) Any loss resulting from general or particular requirements and needs of which the seller at the time of contracting had reason to know and which could not reasonably be prevented by cover or otherwise; and

        (b) Injury to person or property proximately resulting from any breach of warranty.

   Article 16 - Exclusive Services

        Subcontractor agrees that it will not agree to perform or perform any services in support of the D/SIDDOMS project - Lot III, Contract No. DASW01-95-0029 during the term of this Agreement, including any extension of the term in accordance with Article 3 herein, in association with any other prime contractors awarded a portion of the D/SIDDOMS - Lot III contract or their Subcontractors providing support for the Prime Contract. Nothing in this provision is intended by the parties to be in conflict with the provisions of FAR 52.203-6: Restrictions on Subcontractor Sales to the Government.

   Article 17 - Assignment

        Subcontractor may not assign this Agreement or any of its rights or obligations under this Agreement to any entity without the prior written consent of UHC.

   Article 18 - Applicable Law

        This Agreement shall be governed and construed in all respects by Federal Contract law. In the event that these laws and decisions do not apply to a given issue or dispute, then the laws of the State of Minnesota will apply.

   Article 19 - Indemnification

        Subcontractor will indemnify and hold harmless UHC and UHC's director, officers and employees from and against claims, liabilities, judgments or costs, including reasonable attorney's fees, arising out of the negligence or misconduct of Subcontractor or any of its employees, representatives or Subcontractors in the discharge of its or their duties under this Agreement. Subcontractor's obligation under this provision includes indemnification for losses resulting from Subcontractor's failure to comply with incorporated provisions, including FAR 52.203-3, 52.203-10 and 52.215.22.

        UHC will indemnify and hold harmless Subcontractor and its directors, officers and employees from and against claims, liabilities, judgments or costs, including reasonable attorney's fees, arising out of the negligence or misconduct of UHC or any of its employees or representatives in the discharge of its or their duties under this Agreement.

   Article 20 - Modification

        Except as specifically provided herein, this Agreement may not be altered, amended or modified without a written agreement between the parties.

   Article 21 - Incorporated Provisions

        Section I of the Prime Contract incorporates certain clauses by reference including, but not limited to, the following clauses. These clauses, as applicable, and as in effect on the date of this Agreement except where updated by consent of the parties or law, are incorporated in this Agreement by reference with the same force and effect as though herein set forth in full. Subcontractor agrees that is bound to UHC such UHC shall be entitled to any performance of the Subcontractor which the Government can require of UHC under the incorporated clauses, with respect to the supplies and services to be furnished by the Subcontractor under this Agreement.

                      Federal Acquisition Regulations (FAR)

   FAR Clauses

   Title                              Reference #     Date

   Definitions                        52.202-1       SEP 1991
   Restrictions on Subcontractor
    Sales to the Government           52.203-6       JUL 1985
   Anti-Kickback Procedures           52.203-7       OCT 1988
   Requirement for Certificate of
    Procurement Integrity -
    Modification                      52.203-9       NOV 1990
   Limitations on Payments to
    Influence Certain Federal
    Transactions                      52.203-12      JAN 1990
   Protecting the Government's
    Interest When                     52.203-6       JUN 1991
   Subcontracting with Contractors
    Debarred, Suspended, or Proposed
    for Debarment Stop-Work Order
    (Alternate I)                     52.212-13      APR 1984
   Examination of Records by
    Comptroller General               52.215-1       FEB 1993
   Audit - Negotiation                52.215-2       FEB 1993
   Subcontractor Cost or Pricing
    Data                              52.215-24      DEC 1991
   Integrity of Unit Prices           52.215-26      APR 1991
   Termination of Defined Benefit
    Pension Plans                     52.215-27      SEP 1989
   Reversion of Adjustment of Plans
    for Postretirement Benefits
    Other than Pension                52.215-39      JUL 1991
   Allowable Cost and Payment         52.216-7       JUL 1991
   Fixed Fee                          52.216-8       APR 1984
   Option to Extend Service           52.217-8       AUG 1989
   Option to Extend the Term of
    the Contract                      52.217-9       MAR 1989
   Utilization of Small Business
    Concerns and small Disadvantaged
    Business Concerns                 52.219-8       FEB 1990
   Small Business and Small
    Disadvantaged Business
    Subcontracting Plan               52.219-9       JAN 1991
   Liquidated Damages - Small
    Business Subcontracting Plan      52.219-16      AUG 1989
   Utilization of Labor Surplus
    Area Concerns                     52.220-3       APR 1984
   Labor Surplus Area Subcontracting
    Program                           52.220-4       APR 1984
   Notice to the Government of Labor
    Disputes                          52.222-1       APR 1984
   Convict Labor                      52.222-3       APR 1984
   Equal Opportunity - Alternate I 52.222-26 APR 1984 Affirmative Action of Special
    Disabled and Vietnam Era
    Veterans                          52.222-35      APR 1984
   Affirmative Action for Handicapped
    Workers                           52.222-36      APR 1984
   Employment Reports on Special
    Disabled Veterans and Veterans
    of the Vietnam Era                52.222-37      JAN 1988
   Service Contract Act of 1965,
    As Amended                        52.222-41      MAY 1989
   Clean Air and Water                52.223-2       APR 1984
   Drug-Free Workplace                52.223-6       JUL 1990
   Privacy Act Notification           52.224-1       APR 1984
   Privacy Act                        52.224-2       APR 1984
   Restrictions on Certain Foreign
    Purchase                          52.225-11      MAY 1992
   Authorization and Consent          52.227-1       APR 1984
   Notice and Assistance Regarding
    Patent and Copyright
    Infringement                      52.227-2       APR 1984
   Patent Indemnity                   52.227-3       APR 1984
   Insurance - Liability to Third
    Person                            52.228-7       APR 1984
   Cost Accounting Standards          52.230-2       AUG 1992
   Disclosure and Consistency
    of Cost Accounting Practices      52.230-3       AUG 1992
   Consistency in Cost Accounting
    Practices                         52.230-4       AUG 1992
   Administration of Cost Accounting
    Standards                         52.230-5       AUG 1992
   Interest                           52.232-17      JAN 1991
   Limitation of Cost                 52.232-20      APR 1984
   Protest After Award -
    Alternate I                       52.233-3       JUN 1985
   Protection of Government
    Buildings, Equipment, and
    Vegetation                        52.237-2       APR 1984
   Bankruptcy                         52.242-13      APR 1991
   Changes - Cost-Reimbursement -
    Alternate I                       52.243-2       APR 1984
   Subcontracts (Cost-Reimbursement
    and Letter Contracts) -
    Alternate I                       52.244-2       APR 1985
   Competition in Subcontracting      52.244-5       APR 1984
   Government Property (Cost-
    Reimbursement, Time-and-Material,
    or Labor-Hour Contracts)          52.245-5       JAN 1986
   Government Property Furnished "As
    Is"                               52.245-19      APR 1984
   Inspection of Supplies - Cost
    Reimbursement                     52.246-3       APR 1984
   Inspection of Services - Cost
    Reimbursement                     52.246-5       APR 1984
   Limitation of Liability-
    Services                          52.246-25      APR 1984
   Preference for U.S. - Flag Air
    Carriers                          52.247-63      APR 1984
   Preference for Privately Owned
    U.S. - Flag Commercial Vessels
    Alt I                             52.247-64      APR 1984
   Value Engineering                  52.248-1       MAR 1989
   Termination (Cost-Reimbursement)   52.249-6       MAY 1986
   Excusable Delays                   52.249-14      APR 1984

              DoD Federal Acquisition Regulation Supplement Clauses

   DoD Clauses

   Title                              Reference #         Date

   Statutory Prohibition on
    Compensation to Department
    of Defense Employees              252.203-7000        DEC 1991
   Special Prohibition on
    Employment                        252.203-7001        APR 1993
   Acquisitions From Subcontractors
    Subject to On-Site Inspection
    Under the Intermediate-Range
    Nuclear Forces (INF) Treaty       252.209-7000        DEC 1991
   Pricing Adjustments                252.215-7000        DEC 1991
   Availability of Contractor
    Records                           252.215-7001        DEC 1991
   Small Business and Small
    Disadvantaged Business Sub-
    contracting Plan (DoD Contracts)  252.219-7003        MAY 1994
   Termination                        252.227-7003        AUG 1994
   Rights in Technical Data and
    Computer Software                 252.227-7013        OCT 1988
   Restrictive Markings on Technical
    Data                              252.227-7018        OCT 1988
   Identification of Restricted
    Rights Computer Software          252.227-7019        APR 1988
   Identification of Technical
    Data                              252.227-7029        APR 1988
   Technical Data - Withholding of
    Payment                           252.227-7030        OCT 1988
   Validation of Restrictive
    Markings on Technical Data        252.227-7037        APR 1988
   Supplemental Cost Principles       252.231-7000        DEC 1991
   Penalties for Unallowable Costs    252.231-7001        MAY 1994
   Identification of Uncompensated
    Overtime                          252.237-7019        APR 1994


                                  FIRMR Clauses

   Title                              Reference #         Date

   Notification of Substantial
    Impact on Employment              252.249-7001        DEC 1991
   Privacy or Security Safeguards
    (Oct 90 FIRMR)                    201-39.5202-5       OCT 1990


   UNITED HEALTHCARE CORPORATION NATIONAL RESEARCH CORPORATION


   By:  /s/ Ken H. Roche              By:  /s/ Michael Hayes

   Title:    CEO, Applied HealthCare  Title:    CEO, NRC

   Date:     4-8-97                   Date:     4-11-97

                                   APPENDIX A

                                 Prime Contract




                                 AWARD/CONTRACT

   1.   This contract is a rated order under DPAS (15 CFR 350)      Rating

        U

   2.   Contract (Proc. Inst. Ident.) No.

        DASW01-95-D-0029

   3.   Effective Date

        31 MAR 95

   4.   Requisition/Purchase Request/Project No.

        HT0003-1020-0095

   5.   Issued By Code - W74V8H

        DEFENSE SUPPLY SERVICE - WASHINGTON
        5200 Army Pentagon
        Washington, DC  20310-5200

   6.   Administered By (If other than Item 5)  Code - 52401A

        DCMAO Twin Cities
        3001 Metro Drive
        Bloomington, MN  55425-1573

   7. Name and Address of Contractor (No., Street, city, county, State and ZIP Code)
        Vendor ID:  00011849

        UNITED HEALTHCARE CORPORATION
        9900 Bren Road East
        Minneapolis, MN  55343

   8.   Delivery

        Other

   9.   Discount for prompt payment

        00.000% 00 Net 030

   10. Submit Invoices (4 copies unless otherwise specified) to the Address Shown in:

        Item:  G-4

   11.  Ship To/Mark For    Code:  HT0003

        DMSSC PRGM OFC INVESTIGATIVE SVC
        5 Skyline Place, Suite 810
        5111 Leesburg Pike
        Falls Church, VA  22041-3201

   12.  Payment will be made by

        DFAS COLUMBUS CENTER
        GATEWAY CONTRACT ACCTG. DIV.
        P.O. Box 192251
        Columbus, OH  43218-2251

   13.  Authority for using other than full and open competition

        [blank]

   14.  Accounting and appropriation Data

        Award Oblig Amt US$ 0.00

   15A. Item No.

   15B. Supplies/Services

        See attached Schedule(s)

   15C. Quantity

   15D. Unit

   15E. Unit Price

   15F. Amount

   15G. Total amount of contract

        $0.00

   16.  Table of Contents

        A    Solicitation/Contract Form         1
        B    Supplies or Services and
              Prices/Costs                      2
        C    Description/Specs./Work Statement  5
        D    Packaging and Marking              10
        E    Inspection and Acceptance          11
        F    Deliveries or Performance          12
        G    Contract Administration Data       14
        H    Special Contract Requirements      17
        I    Contract Clauses                   24
        J    List of Attachments                32

   17.  Contractor's Negotiated Agreement

        [Blank]

   18.  Award

        [Blank]

   19A. Name and Title of Signer

        Sheila Leatherman

   19B. Name of Contractor

        By:  Sheila Leatherman (Signature of person authorized to sign)

   19C. Date signed

        3/31/95

   20A. Name of Contracting Officer

        Frankye E. Wehmhoner FEW

   20B  United States of America

        Frankye E. Wehmhoner (Signature of Contracting Officer

   20C. Date signed

        3/31/95


               AMENDMENT OF SOLICITATION/MODIFICATION OF CONTRACT

   1.   Contract ID Code

        [Blank]

   2.   Amendment/Modification No.

        P00002

   3.   Effective Date

        03/30/97

   4.   Requisition/Purchase Req. No.

        HT0003-7027-2527

   5.   Project No. (If applicable)

        [Blank]

   6.   Issued By                Code:  W74V8H

        DEFENSE SUPPLY SERVICE - WASHINGTON
        5200 Army Pentagon
        Room 1D245 Pentagon
        Washington, DC  20310-5200
        Faye D. Harler      FDH(703) 681-9534

   7.   Administered By (If other than Item 6)  Code:  S2401A

        DCMAO TWIN CITIES
        3001 Metro Drive
        Bloomington, MN  55425-1573

   8.   Name and Address of Contractor (No., street, county, State and ZIP
        Code)     Vendor ID:  00011849

        UNITED HEALTHCARE CORPORATION
        9900 Bren Road East
        Minnetonka, MN  55343

   9A.  Amendment of Solication No.

        [Blank]

   9B.  Dated (See Item 11)

        [Blank]

   10A. Modification of Contract/Order No.

        DASW01-95-D-0029

   10B. Dated (See Item 13)

        03/02/95

   11.  THIS ITEM ONLY APPLIES TO AMENDMENTS OF SOLICATIONS

        [Blank]

   12.  Accounting and Appropriation Data (if required)   Mod Obligated
        Amount US $00.00

        No Change

   13. THIS ITEM APPLIES ONLY TO MODIFICATIONS OF CONTRACTS/ORDERS, IT MODIFIES THE CONTRACT/ORDER NO. AS DESCRIBED IN ITEM 14.

        A(checked)     THIS CHANGE ORDER IS ISSUED PURSUANT TO:

        D(checked)     OTHER (Specify type of modification and authority):
        iaw Section I, Article I-2

        E    IMPORTANT Contractor is not, required to sign this document and return ____________ copies to the issuing office.

   14.  DESCRIPTION OF AMENDMENT/MODIFICATION

        Contract noted above in Blk #10A is hereby modified to exercise Option Year Two (Months 25-36) beginning 31 MAR 97.

        Section F, Article F-3 TERM OF CONTRACT, is changed to read:
             The term of this contract is from 31 March 1995 through 30 March 1998, subject to the Government's option to renew in accordance with the provisions at Section I, Article I-2.

   15A. Name and Title of Signer

        [Blank]

   15B. Contractor/Offeror

        [Blank]

   16A. Name and Title of Contacting Officer

        Gregory J. Nowak    GJN

   16B. United States of America

        By:  Gregory J. Nowak (Signature of Contracting Officer)

   15C. Date signed

        [Blank]

   16C. Date signed

        21 MAR 97


   DASW01-95-D-0029

   SECTION B - SUPPLIES/SERVICES AND PRICES/COSTS

   B-1.      SCOPE

   a. This contract is for the acquisition of services for studies, econometric analysis and modeling for the Defense Medical Information System/Systems Integration, Design, Development, Operations and Maintenance (D/SIDDOMS - LOT III) in support of the Office of the Assistant Secretary of Defense for Health Affairs {OASD(HA)}.

   b. All services to be ordered under this contract shall be set forth in individual delivery orders. All delivery orders will be issued in accordance with the provisions of Section H, Article H-5.

   c. The potential maximum estimated amount for all awards for LOT III is $25,000,000.00. The maximum amount allowable under this contract is $
             for the base year and four option years of the contract. The minimum amount for award for LOT III is $100,000.00 for the base year and $100,000.00 per year for any option exercised.

   B-2.      SUPPLIES OR SERVICES AND PRICES/COSTS - Base Year
             (Months 1 - 12)

    ITEM NO.   DESCRIPTION                             ESTIMATED
                                                         AMOUNT

               Support services for studies,              NSP*
               economic analysis and modeling to
               include documentation, plans &
               review, reports.

    0001                      Total Estimated Cost: $
    0001AA                               Fixed Fee: $
    0001AB     Total Estimated Cost-Plus-Fixed-Fee: $3,600,900

   *    Not Separately Priced


   B-3.      SUPPLIES OR SERVICES AND PRICES/COSTS - Option Year 1
             (Months 13 - 24)

    ITEM NO.   DESCRIPTION                             ESTIMATED
                                                         AMOUNT

               Support services for studies,              NSP*
               economic analysis and modeling to
               include documentation, plans &
               review, reports.

    0002                      Total Estimated Cost: $
    0002AA                               Fixed Fee: $
    0002AB     Total Estimated Cost-Plus-Fixed-Fee: $3,909,641

   *    Not Separately Priced

   B-4.      SUPPLIES OR SERVICES AND PRICES/COSTS - Option Year 2
             (Months 25 - 36)

    ITEM NO.   DESCRIPTION                             ESTIMATED
                                                         AMOUNT

               Support services for studies,              NSP*
               economic analysis and modeling to
               include documentation, plans &
               review, reports.

    0003                      Total Estimated Cost: $
    0003AA                               Fixed Fee: $
    0003AB     Total Estimated Cost-Plus-Fixed-Fee: $4,765,078

   *    Not Separately Priced


   B-5.      SUPPLIES OR SERVICES AND PRICES/COSTS - Option Year 3
             (Months 37 - 48)

    ITEM NO.   DESCRIPTION                             ESTIMATED
                                                         AMOUNT

               Support services for studies,              NSP*
               economic analysis and modeling to
               include documentation, plans &
               review, reports.

    0004                      Total Estimated Cost: $
    0004AA                               Fixed Fee: $
    0004AB     Total Estimated Cost-Plus-Fixed-Fee: $5,659,030


   B-6.      SUPPLIES OR SERVICES AND PRICES/COSTS - Option Year 4
             (Months 49 - 60)

    ITEM NO.   DESCRIPTION                             ESTIMATED
                                                         AMOUNT

               Support services for studies,              NSP*
               economic analysis and modeling to
               include documentation, plans &
               review, reports.

    0005                      Total Estimated Cost: $
    0005AA                               Fixed Fee: $
    0005AC     Total Estimated Cost-Plus-Fixed-Fee: $7,062,962

   *    Not Separately Priced


   B-7.      PAYMENT OF FIXED FEE

        Subject to the withholding provisions to the FAR clauses entitled "Allowable Cost and Payment" and "Fixed Fee" of Section I, General Provisions, the Contractor at the time of Reimbursement of Allowable Costs will be entitled to payment of Fee on the basis of such cost in the same ratio as the total is to the estimated cost exclusive of fee.
   Furthermore, fixed fee will be dependent upon the number of and total cost of delivery orders issued in each contract year up to the maximum fee as set forth in the schedule.

   SECTION C - DESCRIPTION/SPECIFICATIONS


   C-1.      SCOPE

   C-1.1     The Contractor shall provide the necessary personnel, materials, facilities and other supplies/services, as may be required to perform support services for studies, economic analysis and modeling for the Office of the Assistant Secretary of Defense for Health Affairs {OASD(HA)}.

   C-1.2     The services to be provided include work in the following area:

   C-1.2.1   Studies and Analysis -- Support for studies and analyses related to the health care econometric and statistical principles.

   C-1.3     All services to be ordered under the resulting contract(s) will be ordered by the issuance of Delivery Orders in accordance with the provisions of Section I, Articles I-3, I-4, and I-5. No hardware or hardware maintenance services will be procured under this contract other than those incidental to the performance of the effort.


   C-2.      Requirements

   C-2.1     Studies and Analysis

   C-2.1.1   Economic Analysis and Modeling - Provide the necessary skills, models, tools, policies and procedures to support the on-going analysis function of {OASD(HA)} to ensure efficient and effective use of medical facilities, staff and services. This support will include, but not limited to, the development and maintenance of models, guidance, policies, procedures, studies and detailed analyses in the critical areas of health care facilities and services utilization, costs, staffing and patient care.


   C-3.      Project Management

   The Contractor shall ensure that a project management approach for planning, organizing, managing and reporting staff and task activities is in place throughout the period of performance of this contract.

   C-3.1     Program Management - The Contractor shall provide all services to effectively plan for, perform, and manage the activities supporting this contract. The following are descriptions of the various categories of program management services that are representative, but not necessarily inclusive of, activities that the contractor shall be required to perform under this task.

   C-3.1.1   Provide Delivery Order Management Plans.  Each plan shall
   describe the technical approach, organizational resources and management controls that the Contractor will employ to meet the contract, performance, cost and schedule requirements of the Delivery Order and all individual project plans associated with each Delivery Order throughout the period of performance. The Contractor shall provide additional plans/reports as required.

   C-3.1.2   Provide status reports, cost reports, participate in management reviews and develop the required materials and documentation supporting review activities.

   C-3.2     Project Planning and Control

   The Contractor shall conduct the project planning and control in accordance with the approved Contract Management Plan provided in the Contractor's proposal.

   C-3.3     Quality Assurance

   The Contractor shall ensure that a Total Quality Management (TQM) approach is implemented and followed throughout the performance period of this contract in accordance with the Contractor's proposal.

   C-3.4     Reporting Requirements

   The Contractor shall submit the following reports and other deliverables in accordance with delivery schedule in Section F.

   C-3.4.1   Monthly Progress Reports - These reports shall address total contract work activity for the reporting period and will individually address each active delivery order. Each report shall include:

             * Staff hours expended during the reporting period. This information will be provided at two levels: cumulative, over the entire contract reporting period, and individually, by delivery order on a per person, per task basis.

             * Staff hours remaining, by contract and individual delivery order.

             * Contract funds expended, overall and by individual delivery order, during the reporting period.

             *    Funds remaining, by individual delivery order.

             *    Status of work in progress.

             * Problems or constraints encountered during the reporting period and suggested solution(s).

   C-3.4.2   Delivery of Reports

   Reports delivered by the Contractor in performance of this contract shall be considered "Technical Data" as defined in the applicable "Rights in Data" clause of the General Provisions (DFARS 252.227-7013).

             * Bulky reports shall be mailed by other than first-class mail unless the urgency of submission requires use of first-class mail. In this situation, one (1) copy shall be mailed first-class and the remaining copies forwarded by less than first-class postage.

             * The heading of all reports shall contain the following information:

                  CONTRACT NUMBER               NAME OF CONTRACTOR

                  CONTRACT EXPIRATION           CONTRACTOR'S PROGRAM
                  DATE AND TOTAL DOLLAR         MANAGER NAME AND PHONE
                  VALUE                         NUMBER

                  SHORT TITLE OF THE CONTRACT   NAME OF CONTRACT
                                                OFFICER'S
                                                REPRESENTATIVE (COR)

                  In addition, for each delivery order:

                  DELIVERY ORDER                CONTRACTOR'S PROJECT
                  NUMBER                        MANAGER NAME AND
                                                PHONE NUMBER

                  DELIVERY ORDER NAME           GOVERNMENT SPONSOR

                  DELIVERY ORDER TOTAL
                  DOLLAR VALUE

   C-3.4.3   Oral Briefings - Formal briefings on any and all aspects of the contract and work activities as required by the COR.


   C-4.      Standards

   All documentation supplied under this contract will be in compliance with the provisions of the Corporate IM Technical Standards, Technical Reference Model, Section J, Attachment 4 and the DoD Standard 7935A, "Automated Data Systems (ADP) Documentation," dated 01 OCT 88, or the most recent current revision.

   C-5.      Facilities and Support Requirements

   C-5.1     Project Office Location

   The Contractor shall provide a project office within a 15 minute standard commuting distance from HSO Headquarter's located in Skyline 6, 5109 Leesburg Pike, Falls Church VA 22041-3201. The size and complexity of this effort requires that the Contractor's personnel be readily available to the Government sponsor. The Project office shall provide for all day-to-day Contractor's staff interaction with their Government sponsors.

   C-5.2     Support Tools and Methods

   The Contractor shall ensure that automated resources and procedures will be used, wherever possible, to maintain the most cost-efficient and cost-effective use of Government funds. HSO requires that all deliverables be formatted in Wordperfect 5.1 (or current release as determined by the Government) and be available on a 5 1/4 inch IBM compatible diskette if so requested. The Contractor's software shall be capable of producing high quality "camera-ready" copies of deliverables. The Contractor's software shall also be capable of producing high quality graphics for use in contract deliverables if necessary.


   C-6.      INCORPORATION OF TECHNICAL PROPOSAL

        (a) The Contractor shall furnish the necessary personnel, materials, products and other services as specified in the Contractor's technical proposal titled Defense Medical Information System/System Integration, Design, Development Operations and Maintenance (D/SIDDOMS), dated 1 JUL 93, 6 JUN 94, 2 DEC 94, and 13 FEB 95, a copy of which is in the possession of both parties to this contract. This proposal is hereby incorporated by reference with the same force and effect as if set forth in full text.

        (b) In the event of an inconsistency between the provisions of this contract and the technical proposal, the inconsistency shall be resolved by giving precedence in the following order: (i) the contract (excluding the technical proposal); and then (ii) the technical proposal.

        (c) Section K, "Representations, Certifications and Other Statements of Offerors" is hereby incorporated by reference with the same force and effect as if stated in full text.

   C-7.      ENGLISH LANGUAGE DOCUMENTATION

        All contractor-prepared material to be furnished under the contract shall be written in the English language, and all measurements shall be in the English linear measure and avoirdupois weight systems.


   C-8.      CORRECTION OF SOFTWARE AND DOCUMENTATION

        The Contractor shall, over the term of the contract, correct errors in contractor developed software and applicable documentation which are discovered by the Government, any other user of the software, or the contractor. Such corrections shall be made within 30 days of the date the contractor is notified that the error exists or the date the contractor discovers the error. Inability of the parties to determine the cause of software errors shall be resolved in accordance with the Disputes clause in the General Provisions, but in no event constitutes grounds for delay of error correction beyond the time frame specified above.


   SECTION D - PACKAGING AND MARKING


   D-1.      PACKING, PACKAGING AND MARKING

        All items to be delivered under this contract shall be packaged, packed and marked to prevent deterioration and damage during shipping, handling and storage to insure safe arrival at destination.


   D-2.      CONTAINER MARKING

        Containers shall be clearly marked as follows:

        1.   NAME OF CONTRACTOR
        2.   CONTRACT NO.
        3.   DESCRIPTION OF ITEMS CONTAINED THEREIN
        4.   CONSIGNEE'S NAME AND ADDRESS


   SECTION E - INSPECTION AND ACCEPTANCE


   E-1.      SOLICITATION PROVISIONS INCORPORATED BY REFERENCE (JUN 1988) FAR
             52.252-1

        This solicitation incorporates one or more solicitation provisions by reference, with the same force and effect as if they were given in full text. Upon request, the Contracting Officer will make their full text available.

   I.   FEDERAL ACQUISITION REGULATION (48 CFR CHAPTER 1) CLAUSES

    Title                                      Date      Reference

    Inspection of Supplies-Cost Reimbursement  APR 1984  52.246-3
    Inspection of Services-Cost Reimbursement  APR 1984  52.246-5


   E-2.      MATERIAL INSPECTION AND RECEIVING REPORT (DEC 1991) DOD FARS
             252.246-7000

        At the time of each delivery of supplies or services under this contract, the Contractor shall prepare and furnish to the Government a Material Inspection and Receiving Report in the manner and to the extent required by Appendix F, "Material Inspection and Receiving Report". (See DoD FAR Supplement 246.670).


   E-3.      INSPECTION AND ACCEPTANCE

        Inspection and acceptance of all work performed and/or items delivered under this contract shall be accomplished at destination by the Contracting Officer's Representative.


   E-4.      INSPECTION OF PROGRESS REPORTS

        The Material Inspection and Receiving Report clause set forth herein is applicable only to the final report.


   SECTION F - DELIVERIES OR PERFORMANCE

   F-1.      SOLICITATION PROVISIONS INCORPORATED BY REFERENCE (JUN 1988) FAR
             52.252-1

        This solicitation incorporates one or more clauses by reference, with the same force and effect as if they were given in full text. Upon request, the Contracting Officer will make their full text available.

   I.   FEDERAL ACQUISITION REGULATION (48 CFR CHAPTER 1) CLAUSES

    TITLE                                      DATE      REFERENCE

    Stop-Work Order (Alternate I)              APR 1984  52.212-13
    F.O.B. Destination                         NOV 1991  52.247-34

   F-2.      TIME OF DELIVERY

        The items to be furnished hereunder shall be delivered in accordance with the following schedule:

    ITEM NO.  QUANTITY TIME

      All       All    As specified on individual Delivery Orders

   F-3.      TERM OF CONTRACT

        The term of this contract shall be for a period of one year from the date of award, subject to the Government's option to renew in accordance with the provision at Section I, Article I-2.


   F-4.      PLACE OF PERFORMANCE

        The contractor shall perform all services to be performed under this contract at the Contractor's facility specified in Section K.

        Also, services to be performed under this contract may be specified on individual task/delivery orders.


   F-5.      PLACE OF DELIVERY (COR)

        The Contractor shall deliver all items to be delivered under this contract, unless otherwise specified in the delivery order to the Contracting Officer's Representative (COR) at the locations specified below:

                       DMSSC
                       5 Skyline Place, Suite 810
                       5111 Leesburg Pike
                       Falls Church, VA  22041


   F-6.      NOTICE REGARDING LATE DELIVERY

        In the event the Contractor anticipates difficulty in complying with the contract delivery schedule, the Contractor shall immediately notify the Contracting Officer in writing, giving pertinent details, including the date by which it expects to make delivery; PROVIDED, however, that this data shall be informational only in character and that receipt thereof shall not be construed as a waiver by the Government of any contract delivery schedule, or any rights or remedies provided by law or under this contract.


   SECTION G - CONTRACT ADMINISTRATION DATA


   G-1.      ACCOUNTING AND APPROPRIATION DATA

        To be provided on each Delivery Order.


   G-2.      PAYMENT

        (a) The contractor shall complete a form SF 1034, Public Voucher for services and forward the voucher to the cognizant Audit Office who, upon provisional approval, will forward the invoice to the Disbursing Office for payment. The Contracting Officer's Representative will be furnished a copy of all invoices prepared by the contractor.

        (b) When submitting invoices/vouchers, the Contractor will simultaneously forward an information copy to the Payment Office, and will so annotate on the Face Sheet of that document.


   G-3.      REMITTANCE ADDRESS

        All payments hereunder shall be made to the Contractor's address listed below:


             United HealthCare Corp.
             Corporate Accounting - Mail Route MN12-S222
             PO Box 1459
             Minneapolis, MN  55440-1459


   G-4.      VOUCHERS

        a. Vouchers, identified by contract number, with supporting statements, shall be submitted for review and provisional approval to the cognizant audit agency listed below:

             DCAA - Central Region
             Minneapolis Branch Office
             110 South Fourth St., Room 177
             Minneapolis, MN  55401-2216

        b. One (1) copy of each voucher shall be mailed to the Contracting Officer's Representative at the address listed below:

             DMSSC
             5 Skyline Place, Suite 810
             5111 Leesburg Pike
             Falls Church, VA  22041

        c. IMPORTANT - Only costs for services rendered in accordance with CONTRACTING OFFICER approved Delivery Orders will be recognized. The Contractor shall include on all invoices/vouchers, the applicable Delivery Order Number(s) for which billing is being submitted and attach to the invoice/voucher a signed copy of the appropriate delivery order.


   G-5.      DELEGATION OF AUTHORITY FOR CONTRACT ADMINISTRATION

        The DCMAO - Twin Cities, 3001 Metro Drive, Bloomington, MN 55425-1573 is hereby designated as the authorized representative of the Contracting Officer for purpose of administering this contract in accordance with current directives.

   G-6.      CONTRACTING OFFICER'S REPRESENTATIVE (COR)

        (a) The Contracting Officer's Representative (COR) under this contract is Brenda Mabrey, Telephone: 703/756-8720 See F-5.

        (b) The contractor is advised that only the Contracting Officer and Administrative Contracting Officer can change or modify the terms or take any other action which obligates the Government and then such action must be set forth in a formal modification to the contract. The authority of the COR is strictly limited to the specific duties set forth in his/her letter of appointment, a copy of which will be furnished the contractor. Contractors who rely on direction from other than the Contracting Officer or the Administrative Contracting Officer (or a COR acting within the strict limits of his responsibilities as set forth in his/her letter of appointment) do so at their own risk and expense as such actions do not bind the Government contractually. Any contractual questions should be referred to the Contracting Officer.


   G-7.      CONTRACT MANAGEMENT

        Notwithstanding the contractor's responsibility for total management during the performance of this contract, the administration of the contract will require maximum coordination between the government and the contractor. The following individuals will be the government points of contact during the performance of the contract:

        (i) Contracting Officer. All contract administration will be effected by the Contracting Officer. Communications pertaining to contractual administrative matters will be addressed to the Contracting Officer. No changes in or deviation from the scope of work shall be effected without a written modification to the contract executed by the Contracting Officer authorizing such changes.

        (ii) Contracting Officer's Representative. A Contracting Officer's Representative (COR) will be given authority by the Contracting Officer to monitor all technical aspects and assist in administering the contract. The type of actions within the purview of the COR's authority are to assure that the contractor performs the technical requirements of the contract; to perform or cause to be performed inspections necessary in connection with performance of the contract; to maintain both written and oral communications with the contractor concerning the aspects of the contract within his purview; to issue written interpretations of technical requirements of government drawings, designs, and specifications; to monitor the contractor's performance under the contract and notify the contractor and Contracting Officer of any deficiencies observed; and to coordinate government furnished property availability and provide for site entry of contractor personnel if required. A letter of designation will be issued to the COR with a copy supplied to the contractor, stating the responsibilities and the limitations of the COR. This letter will clarify to all parties of this contract the responsibilities which would result in changes in cost or price totals or estimates or changes in delivery dates.

        (A) The COR is not authorized to change any of the terms and conditions of this contract. Changes in the scope of work will be made only by the Contracting Officer by properly signed written modification to the contract.

        (B)  The COR is not authorized to redelegate his or her authority.

        (C) The COR is not authorized to initiate acquisition actions by use of imprest funds, blanket purchase agreements, or purchase orders, to place calls or delivery orders under basic agreements, basic ordering agreements, or indefinite delivery type contracts.


   SECTION H - SPECIAL CONTRACT REQUIREMENTS


   H.1.      ALLOWABLE COSTS

        United HealthCare Corp. will be reimbursed at the lower of actual costs incurred or the ceiling for the following elements of cost:

                              Base   Opt 1   Opt 2   Opt 3   Opt 4

    (a) Overhead:

    (b) G&A:

    (c) Fringe:                N/A    N/A     N/A     N/A     N/A

    (d) Escalation:

        NOTE: Rates incurred by the Contractor in excess of these ceilings shall not be an allowable cost under the contract. The contractor bears the sole risk of any increase in costs resulting from indirect rates exceeding these ceilings.


   H-2.      TERMINATION OF OVERSEAS ASSIGNMENT

        If relocation costs for an employee with an overseas assignment have been allowed either as an allocable direct or indirect costs, and the employee is terminated for just cause prior to the completion of twelve
   (12) months of service in the overseas area, the Contractor shall refund or credit to the Government the relocation costs incurred as the result of the overseas assignment.


   H-3.      HOME LEAVE

        Home leave for employees under this contract will be in accordance with the JTR. The number of days of home leave shall be consistent with the contractor's normal leave policy. However, this number shall not exceed thirty (30) calendar days for an employee.


   H-4.      DISSEMINATION OF INFORMATION

        There shall be no dissemination or publication, except within and between the Contractor and any subcontractors, of information developed under this contract or contained in the reports to be furnished pursuant to this contract without prior written approval from the Contracting Officer.


   H-5.      DELIVERY ORDER PROCEDURE

        (a) All work under this contract will be defined by task statements developed by the Government. The task statement will include relevant background information, task objective, detailed description of the work to be performed, delivery and performance schedule, and place of performance. Any special requirements such as security requirements, Government furnished material, and travel will be outlined. The estimated level of effort may be disclosed. The contractor will be required to submit technical and cost proposals by the date required by the Government. The due date will ordinarily be 30 days from the date of request.

        (b) Technical proposals submitted will include offeror's understanding of the problem, a detailed work plan, proposed delivery schedule and any special assumptions. A breakout of hours by labor category must be included, along with resumes not included in the original proposal.

        (c) Cost proposals must be submitted in a Standard Form 1411 and be sufficiently detailed to facilitate an audit if deemed necessary. The proposal must include the following information:

             (1) Total number of hours required, broken out by category of personnel;

             (2)  Any subcontracting or consultants required;

             (3) Any equipment, materials, or supplies needed that are incidental to the performance of the contract;

             (4)  Travel and any other direct costs;

             (5) Any indirect cost elements, commonly including overhead, fringe benefits and General and Administrative expenses and costs associated with each, and

             (6)  Profit or fee.

        (d) Once negotiations are satisfactorily concluded, a delivery order will be issued. This order will summarize the contents of both the task statement and the technical proposal and must be executed by the Contracting Officer before work may commence. All provisions of the contract will apply including the General Provisions titled indefinite Quantity, Ordering and Delivery Order Limitations. The following specific conditions apply:

             (1) All delivery orders must be accounted for separately. They will ordinarily be of a completion type unless they are for services which cannot with certainty be estimated beforehand. In those cases, professional staff hours to be furnished will be set forth. Whether cost reimbursement or fixed price, vouchering procedures set forth in the contract will apply.

             (2) If circumstances warrant, the delivery order may be modified. If the contractor believes a change is necessary, the Contracting Officer shall be notified in writing. No changes may take place without approval of the Contracting Officer.

             (3) The contractor must strictly comply with the Limitation of Cost clause on cost reimbursement orders and notify the Government in a timely fashion if additional funds will be required. No expenditures beyond the ceiling amount will be reimbursed unless specifically authorized by the Contracting Officer.

        e. In addition to the requirement of notifying the COR, the contractor shall also notify the Contracting Officer when the funding will expire under the delivery order and when the contractor has reached the 75% expenditure level or two months prior to funds exhaustion, whichever comes first.


   H-6.      INSURANCE SCHEDULE

        The Contractor shall maintain the types of insurance and coverage listed below.

    TYPE OF INSURANCE                            MINIMUM AMOUNT

    (i)   Workmen's Compensation and all         As required by
          occupational disease.                  State Law.

    (ii)  Employer's Liability including all     $100,000 per acc.
          occupational disease when not so
          covered in Workmen's Compensation
          above.

    (iii) General Liability (Comprehensive)      $500,000
          Bodily Injury per occurrence

    (iv)  Automobile Liability (Comprehensive)
          Bodily Injury per person               $200,000
          Bodily Injury per occurrence           $500,000
          Property Damage per accident           $ 20,000

   H-7.      ALL ITEMS TO BECOME PROPERTY OF THE GOVERNMENT

        Title to all source data and materials furnished to the government, together with all plans, systems analysis and design specifications and drawings, completed programs except proprietary programs and documentation thereof, reports and listings, all punched cards and all other items pertaining to the work and services to be performed under orders pursuant to this Contract, including any copyright shall become and remain with the government upon completion. The government shall have the full right to use each of these for its purposes without compensation or approval on the part of the contractor. The government shall have access to and the right to make copies of the above mentioned items. All proprietary programs shall be indicated as such in individual proposals.

   H-8.      ROYALTY-FREE LICENSE

        In consideration of the sum to be paid to the contractor under this contract, the contractor hereby agrees and does grant, convey, and reserves to the United States of America a nonexclusive, irrevocable, world wide, royalty-free license in all written material, published, printed, presented or used in connection with the contract, in which the contractor presently holds a copyright or in the future shall obtain a copyright therein or in which he has the right to issue royalty-free licenses thereto.


   H-9.      CONFORMITY TO LAWS AND REGULATIONS

        The contractor shall be responsible for assuring that employees assigned to this contract comply, while overseas with the applicable laws and regulations of that country. In addition, the contractor shall be responsible for assuring that the contractor's employees comply with military rules and regulations when employed in areas under the jurisdiction of the Commander-in-Chief of the applicable theater.

        In the event that a contractor's employee is barred from continuing to perform under the contract for failure to comply with the laws rules and regulations described in the foregoing paragraph, any costs incurred by the contractor as a result of the removal of the employee or the substitution of a replacement employee shall not be allowed. The disallowed costs include relocation costs incurred by the contractor to furnish a substitute employee for the overseas assignment unless the contractor is obliged in accordance with FAR 31-205-35(d) or under the terms of this contract to refund or credit to the Government the relocation costs originally incurred to furnish the removed employee for the overseas assignment.


   H-10.     COMPUTER PROGRAMMERS AND SYSTEMS ANALYSTS

        (a) The Department of Labor has determined that computer programmers and systems analysts are not in the learned professions for purposes of an exemption from the Service Contract Labor Standards Act, 41 U.S.C. Sections 351-358, as amended. This determination is published at 29 C.F.R. Section 541.302(h).

        (b) Therefore, the Service Contract Act must be included in this contract unless the contractor can provide signed certifications and supporting evidence acceptable to the Contracting Officer that all computer programmers and systems analysts (including trainees) whose services will be acquired under this contract are either:

             (i) Engaged in managerial and administrative duties which qualify them for exemption under 29 C.F.R. 541.1 or 541.2, or

             (ii) High salaried professional employees as defined in 29 C.F.R. 541.315.

                  (A) Compensated on a salary or fee basis at a rate of at least $250 per week exclusive of board, lodging, or other facilities, and

                  (B) Whose primary duty consists of the performance of work requiring knowledge of an advanced type in a field of science or learning which includes work requiring the constant exercise of discretion and judgment.


   H-11.     SOFTWARE RIGHTS

        a. All software to be provided under this contract shall be delivered with unlimited rights in accordance with the provisions of DoD FAR Supplement 252.227.7013, 252.227.7018 and 252.227.7029.

        b. If at any time during the term of the contract, the Contractor determines that it is more advantageous to the Government to incorporate a package, subroutine or module that can not be provided to the Government with unlimited rights into the system, the Contractor shall notify the Contracting Officer in writing. Such notification shall include as a minimum, the name of the item to be furnished with Restricted Rights and cost saving or other benefits accruing to the Government.

        c. If the Contractor and the Government mutually agree to incorporate such software package, subroutine or module into the system, the Government requires that it be given as a minimum the following rights:

             (i) Use computer software with the computer for which or with which it was acquired, including use at any Government installation to which the computer may be transferred by the Government:

             (ii) Use computer software with a backup computer if the computer for which or with which it was acquired is inoperative:

             (iii) Copy computer programs for safekeeping (archives) or backup purposes;

             (iv) Modify computer software, or combine it with other software, subject to the provision that those portions of the derivative software incorporating restricted rights software are subject to the same restricted rights.

             The contract shall be modified to set forth the software restrictions and rights of the Government. The contractor shall not incorporate such software without a written modification to the contract.

        d. If the Contractor includes any software packages, routines or modules developed at the Contractor's expense in the system without identifying it to the Contracting Officer, all such software shall be considered delivered with "unlimited rights". If the program maintenance of the system is dependent on the source code of any such software, the contractor shall provide the source code and rights to the source code for the life of the system at the time the software and documentation is delivered to the Government.


   H-12.     SPECIAL ACCESS AND COMPETITIVE PROCUREMENT

        a. Proprietary Data of Third Parties. In the event the Contractor requests access to proprietary data of other companies to conduct studies and research under the contract, it will enter into agreements with the supplying companies to protect such data from unauthorized use or disclosure so long as such data remains proprietary. These agreements shall be made available to the Government upon request of the Contracting Officer.

        b. Proprietary Data Furnished by the Government. In the event the contractor is given access by the Government to the proprietary data of the Government or proprietary data of third parties possessed by the Government, the Contractor hereby agrees to protect such data from unauthorize use or disclosure so long as such data remains proprietary.


   H-13.     KEY PERSONNEL

        The Contractor shall notify the Contracting Officer prior to making any changes in key personnel. Key personnel are defined as follows:

        a. personnel identified in the proposal as key individuals to be assigned for participation in the performance of the contract;

        b.   personnel whose resumes were submitted with the proposal; or

        c. individuals which are designated as key personnel by agreement of the Government and the Contractor during negotiations.

        The Contractor must demonstrate that the qualifications of prospective personnel are equal to or better than the qualifications of the personnel being replaced. Notwithstanding any of the foregoing provisions, key personnel shall be furnished unless the Contractor has demonstrated to the satisfaction of the COR that the qualifications of the proposed substitute personnel are equal to or better than the qualifications of the personnel being replaced.


   H-14.     CONTRACTOR VISITS

        The Contracting Officer's Representative (COR) will approve and coordinate all Contractor visits to a sponsor's agency and other DoD agencies necessary for performance under this contract. All security visit requests shall be submitted to the COR for approval.

   SECTION I - GENERAL PROVISIONS

   I-1.      CLAUSES INCORPORATED BY REFERENCE (JUN 1988) FAR 52.252-2

        This contract incorporates one or more clauses by reference, with the same force and effect as if they were given in full text. Upon request, the Contracting Officer will make their full text available.

   I.        FEDERAL ACQUISITION REGULATION (48 CFR CHAPTER 1) CLAUSES

    Title                                   Date        Reference

    Definitions                             SEP 1991    52.202-1
    Officials Not to Benefit                APR 1984    52.203-1
    Gratuities                              APR 1984    52.203-3
    Covenant Against Contingent Fees        APR 1984    52.203-5
    Restrictions on Subcontractor Sales to  JUL 1985    52.203-6
    the Government
    Anti-Kickback Procedures                OCT 1988    52.203-7
    Price or Fee Adjustment for Illegal or  SEP 1990    52.203-10
    Improper Activity
    Limitations on Payments to Influence    JAN 1990    52.203-12
    Certain Federal Transactions
    Procurement Integrity - Service         SEP 1990    52.203-13
    Contracting
    Protecting the Government's Interest    JUN 1991    52.209-06
    When Subcontracting with Contractors
    Debarred, Suspended, or Proposed for
    Debarment
    Examination of Records by Comptroller   FEB 1993    52.215-1
    General
    Audit - Negotiation                     FEB 1993    52.215-2
    Price Reduction for Defective Cost or   JAN 1991    52.215-22
    Pricing Data
    Subcontractor Cost or Pricing Data      DEC 1991    52.215-24
    Integrity of Unit Prices                APR 1991    52.215-26
    Termination of Defined Benefit Pension  SEP 1989    52.215-27
    Plans
    Facilities Capital Cost of Money        SEP 1987    52.215-30
    Waiver of Facilities Capital Cost of    SEP 1987    52.215-31
    Money
    Order of Precedence                     JAN 1986    52.215-33
    Reversion of Adjustment of Plans for    JUL 1991    52.215-39
    Postretirement Benefits Other than
    Pension
    Allowable Cost and Payment              JUL 1991    52.216-7
    Fixed Fee                               APR 1984    52.216-8
    Option to Extend Service                AUG 1989    52.217-8
    Utilization of Small Business Concerns  FEB 1990    52.219-8
    and Small Disadvantages Business
    Concerns
    Small Business and Small Disadvantages  JAN 1991    52.219-9
    Business Subcontracting Plan
    Utilization of Women-Owned Small        AUG 1986    52.219-13
    Businesses
    Liquidated Damages - Small Businesses   AUG 1989    52.219-16
    Subcontracting Plan
    Utilization of Labor Surplus Area       APR 1984    52.220-3
    Concerns
    Labor Surplus Area Subcontracting       APR 1984    52.220-4
    Program
    Notice to the Government of Labor       APR 1984    52.222-1
    Disputes
    Payment for Overtime Premiums (zero)    JUL 1990    52.222-2
    Convict Labor                           APR 1984    52.222-3
    Equal Opportunity - Alternate I         APR 1984    52.222-26
    Equal Opportunity Preaward Clearance    APR 1984    52.222-28
    of Subcontracts
    Notification of Visa Denial             APR 1984    52.222-29
    Affirmative Action for Special          APR 1984    52.222-35
    Disabled and Vietnam Era Veterans
    Affirmative Action for Handicapped      APR 1984    52.222-36
    Workers
    Employment Reports on Special Disabled  JAN 1988    52.222-37
    Veterans and Veterans of the Vietnam
    Era
    Service Contract Act of 1965, As        MAY 1989    52.222-41
    Amended
    Statement of Equivalent Rates for       MAY 1989    52.222-42
    Federal Hires
    Service Contract Act (SCA) Minimum      MAY 1989    52.222-47
    Wages and Fringe Benefits
    Clean Air and Water                     APR 1984    52.223-2
    Drug-Free Workplace                     JUL 1990    52.223-6
    Privacy Act Notification                APR 1984    52.224-1
    Privacy Act                             APR 1984    52.224-2
    Restrictions on Certain Foreign         MAY 1992    52.225-11
    Purchases
    Authorization and Consent               APR 1984    52.227-1
    Notice and Assistance Regarding Patent  APR 1984    52.227.2
    and Copyright Infringement
    Patent Indemnity                        APR 1984    52.227-3
    Insurance - Liability to Third Persons  APR 1984    52.228-7
    Consistency in Cost Accounting          AUG 1992    52.230-4
    Practices
    Cost Accounting Standards               AUG 1992    52.230-2
    Administration of Cost Accounting       AUG 1992    52.230-5
    Standards
    Disclosure and Consistency of Cost      AUG 1992    52.230-3
    Accounting Practices
    Limitation on Withholding of Payments   APR 1984    52.232-9
    Interest                                JAN 1991    52.232-17
    Limitation of Cost                      APR 1984    52.232-20
    Assignment of Claims                    JAN 1986    52.232-23
    Prompt payment                          APR 1989    52.232-25
    Electronic Funds Transfer Payment       APR 1989    52.232-28
    Methods
    Disputes                                MAR 1994    52.233-1
    Protest After Award - Alternate I       JUN 1985    52.233-3
    Protection of Government Buildings,     APR 1984    52.237-2
    Equipment, and Vegetation
    Continuity of Services                  JAN 1991    52.237-3
    Notice of Intent to Disallow Costs      APR 1984    52.242-1
    Bankruptcy                              APR 1991    52.242-13
    Changes - Cost-Reimbursement -          APR 1984    52.243-2
    Alternate I
    Subcontracts (Cost-Reimbursement and    APR 1985    52.244-2
    Letter Contracts) - Alternate I
    Competition in Subcontracting           APR 1984    52.244-5
    Government Property (Cost-              JAN 1986    52.245-5
    Reimbursement, Time-and-Material, or
    Labor-Hour Contracts)
    Government Property Furnished "As Is"   APR 1984    52.245-19
    Limitation of Liability-Services        APR 1984    52.246-25
    Preference For U.S.-Flag Air Carriers   APR 1984    52.247-63
    Preference For Privately Owned U.S.-    APR 1984    52.247-64
    Flag Commercial Vessels Alt I
    Value Engineering                       MAR 1989    52.248-1
    Termination (Cost-Reimbursement)        MAY 1986    52.249-6
    Excusable Delays                        APR 1984    52.249-14
    Government Supply Sources               APR 1984    52.251-1

   II.       DOD FEDERAL ACQUISITION REGULATION SUPPLEMENT (48 CFR  CHAPTER
             1) CLAUSES

    Title                                   Date       Reference

    Statutory Prohibition on Compensation DEC 1991 252.203-7000 to Department of Defense Employees
    Special Prohibition on Employment       APR 1993   252.203-7001
    Display of DOD Hotline Poster           DEC 1991   252.203-7002
    Control of Government Personnel Work    APR 1992   252.204-7003
    Product
    Provision of Information to             DEC 1991   252.205-7000
    Cooperative Agreement Holders
    Acquisitions From Subcontractors        DEC 1991   252.209-7000
    Subject to On-Site Inspection Under
    the Intermediate-Range Nuclear Forces
    (INF) Treaty
    Pricing Adjustments                     DEC 1991   252.215-7000
    Availability of Contractor Records      DEC 1991   252.215-7001
    Cost Estimating Systems Requirements    DEC 1991   252.215-7002
    Small Business and Small Disadvantaged MAY 1994 252.219-7003 Business Subcontracting Plan (DOD
    Contracts)
    Incentive for Subcontracting With       DEC 1991   252.219-7005
    Small Businesses, Small Disadvantaged
    Businesses, Historically Black
    Colleges and Universities, and
    Minority Institutions
    Rights in Technical Data and Computer   OCT 1988   252.227-7013
    Software
    Termination                             AUG 1994   252.227-7003
    Restrictive Markings on Technical Data  OCT 1988   252.227-7018
    Identification of Restricted Rights.    APR 1988   252.227-7019
    Computer Software
    Identification of Technical Data        APR 1988   252.227-7029
    Technical Data - Withholding of         OCT 1988   252.227-7030
    Payment
    Data Requirements                       OCT 1988   252.227-7031
    Validation of Restrictive Markings on   APR 1988   252.227-7037
    Technical Data
    Supplemental Cost Principles            DEC 1991   252.231-7000
    Penalties for Unallowable Costs         MAY 1994   252.231-7001
    Certification of Claims and Requests MAY 1994 252.233-7000 for Adjustment or Relief
    Identification of Uncompensated         APR 1994   252.237-7019
    Overtime
    Ordering from Government Supply         DEC 1991   252.242-7000
    Sources
    Notification of Substantial Impact on   DEC 1991   252.249-7001
    Employment
    Ordering from Government Supply         DEC 1991   252.251-7000
    Sources

   I-2.      OPTION TO EXTEND THE TERM OF THE CONTRACT (MAR 1989) FAR 52.217-
             9

        (a) The Government may extend the term of this contract by written notice to the Contractor within 30 days provided, that the Government shall give the Contractor a preliminary written notice of its intent to extend at least 60 days before the contract expires. The preliminary notice does not commit the Government to an extension.

        (b) If the Government exercises this option, the extended contract shall be considered to include this option provision.

        (c) The total duration of this contract, including the exercise of any options under this clause, shall not exceed 60 months.

   I-3.      ORDERING (APR 1984) FAR 52.216-18

        (a) Any supplies and services to be furnished under this contract shall be ordered by issuance of delivery orders by the individuals or activities designated in the Schedule. Such orders may be issued from the effective date of the contract through the end of the contract term including all option periods exercised by the Government.

        (b) All delivery orders are subject to the terms and conditions of this contract. In the event of conflict between a delivery order and this contract, the contract shall control.

        (c) If mailed, a delivery order is considered "issued" when the Government deposits the order in the mail. Orders may be issued orally or by written telecommunications only if authorized in the schedule.

   I-4.      DELIVERY-ORDER LIMITATIONS (APR 1984) 52.216-19

        (a) Minimum order. When the Government requires supplies or services covered by this contract in an amount of less than the stated minimum, the Government is not obligated to purchase, nor is the Contractor obligated to furnish, those supplies or services under the contract.

        (b) Maximum order. The Contractor is not obligated to honor -

             (1)  Any order for a single task less than $100,000.00.

             (2) Any order for a combination of tasks in excess of $150,000.00.

             (3) A series of orders from the same ordering office within (N/A) days that together call for quantities exceeding the limitation in subparagraph (1) or (2) above.

        (c) If this is a requirement contract (i.e., includes the Requirements clause at subsection 52.216-21 of the Federal Acquisition Regulation (FAR)), the Government is not required to order a part of any one requirement from the Contractor if that requirement exceeds the maximum-order limitations in paragraph (b) above.

        (d) Notwithstanding paragraphs (b) and (c) above, the Contractor shall honor any order exceeding the maximum order limitations in paragraph
   (b), unless that order (or orders) is returned to the ordering office within five (5) days after issuance, with written notice stating the Contractor's intent not to ship the item (or items) called for and the reasons. Upon receiving this notice, the Government may acquire the supplies or services from other sources.

   I-5.      INDEFINITE QUANTITY (APR 1984) 52.216-22

        (a) This is an indefinite-quantity contract for the supplies or services specified, and effective for the period stated, in the Schedule. The quantities of supplies and services specified in the Schedule are estimates only and are not purchased by this contract.

        (b) Delivery or performance shall be made only as authorized by orders issued in accordance with the Ordering clause. The Contractor shall furnish to the Government, when and if ordered, the supplies or services specified in the Schedule up to and including the quantity designated in the Schedule as the "maximum". The Government shall order at least the quantity of supplies or services designated in the Schedule as the "minimum".

        (c) Except for any limitations on quantities in the Delivery-Order Limitations clause or in the Schedule, there is no limit on the number of orders that may be issued. The Government may issue orders requiring delivery to multiple destinations or performance at multiple locations.

        (d) Any order issued during the effective period of this contract and not completed within that period shall be completed by the Contractor within the time specified in the order. The contract shall govern the Contractor's and Government's rights and obligations with respect to that order to the same extent as if the order were completed during the contract's effective period; provided, that the Contractor shall not be required to make any deliveries under this contract after the end of the contract term to include the end of the last option period exercised by the Government.

   I-6. WARRANTY EXCLUSION AND LIMITATION OF DAMAGES (OCT 90 FIRMR) (201-39.5202-6)

        Except as expressly set forth in writing in this agreement and except for the implied warranty of merchantability, there are no warranties expressed or implied.

        In no event will the contractor be liable to the Government for consequential damages as defined in the Uniform Commercial Code, section 2/715, in effect in the District of Columbia as of January 1, 1973, i.e., -- Consequential damages resulting from the seller's breach include --

        (a) Any loss resulting from general or particular requirements and needs of which the seller at the time of contracting had reason to know and which could not reasonably be prevented by cover or otherwise; and

        (b) Injury to person or property proximately resulting from any breach of warranty.

   I-7.      PROCUREMENT AUTHORITY (OCT 90 FIRMR) (201-39.5202-3)

        This acquisition is being conducted under an Agency Procurement Request (APR) of April 1, 1992, submitted by the Office of the Assistant Secretary of Defense for Health Affairs for delegation of GSA's exclusive procurement authority for FIP resources, in accordance with FIRMR 201-20.205-3 and Bulletin C-5. The specific GSA DPA number is KMA-92-0311.

   I-8.      PRIVACY OR SECURITY SAFEGUARDS (OCT 90 FIRMR) (201-39.5202-5)

        (a) The details of any safeguards the contractor may design or develop under this contract are the property of the Government and shall not be published or disclosed in any manner without the Contracting Officer's express written consent.

        (b) The details of any safeguards that may be revealed to the contractor by the Government in the course of performance under this contract shall not be published or disclosed in any manner without the Contracting Officer's express written consent.

        (c) The Government shall be afforded full, free, and uninhibited access to all facilities, installations, technical capabilities, operations, documentation, records, and data bases for the purpose of carrying out a program of inspection to ensure continued efficacy and efficiency of safeguards against threats and hazards to data security, integrity, and confidentiality.

        (d) If new or unanticipated threats or hazards are discovered by either the Government or the contractor, or if existing safeguards have ceased to function, the discoveror shall immediately bring the situation to the attention of the other party. Mutual agreement shall then be reached on changes or corrections to existing safeguards, or institution of new safeguards, with final determination of appropriateness being made by the Government. The Government's liability is limited to an equitable adjustment of cost for such changes or corrections, and the Government shall not be liable for claims of loss of business, damage to reputation, or damages of any other kind arising from discovery of new or unanticipated threats or hazards, or any public or private disclosure thereof.

   I-9. AVAILABILITY OF THE "FEDERAL ADP AND TELECOMMUNICATIONS STANDARDS INDEX" (OCT 90 FIRMR) (201-39.5202-2)

        Copies of the "Federal ADP and Telecommunications Standards Index" can be purchased from the U.S. Government Printing Office, Superintendent of Documents, Washington, DC 20402.

   I-10. REQUIREMENT FOR CERTIFICATION OF PROCUREMENT INTEGRITY - MODIFICATION (NOV 1990) FAR 52.203-9

        (1) I _______________ [Name of Certifier] am the officer or employee responsible for the preparation of this modification proposal and hereby certify that, to the best of my knowledge and belief, with the exception of any information described in this certification, I have no information concerning a violation or possible violation of subsection 27(a), (b),
   (d), or (f) of the Office of the Federal Procurement Policy Act, as amended* (41 U.S.C. 423), (hereinafter referred to as "the Act"), as implemented in the FAR, occurring during the conduct of this procurement _________________________________ (contract and modification number).

        (2) As required by subsection 27(e)(1)(B) of the Act, I further certify that to the best of my knowledge and belief, each officer, employee, agent, representative, and consultant of _____________________ [Name of Offeror] who has participated personally and substantially in the preparation or submission of this proposal has certified that he or she is familiar with, and will comply with, the requirements of subsection 27(a) of the Act, as implemented in the FAR, and will report immediately to me any information concerning a violation or possible violation of subsections 27(a), (b), (d), or (f) of the Act, as implemented in the FAR, pertaining to this procurement.

        (3) Violations or possible violations: (Continue on plain bond paper if necessary and label Certificate of Procurement Integrity - Modification (Continuation Sheet), ENTER "NONE" IF NONE EXISTS)
   _________________________________________________________________
   _________________________________________________________________
   ______________________________ [Signature of the Officer or employee responsible for the modification proposal and date] [Typed name of the officer or employee responsible for the modification proposal]
    *Subsections 27(a), (b), and (d) are effective on December 1, 1990. Subsection 27(f) is effective on June 1, 1991.

   THIS CERTIFICATION CONCERNS A MATTER WITHIN THE JURISDICTION OF AN AGENCY OF THE UNITED STATES AND THE MAKING OF A FALSE, FICTITIOUS, OR FRAUDULENT CERTIFICATION MAY RENDER THE MAKER SUBJECT TO PROSECUTION UNDER TITLE 18, UNITED STATES CODE, SECTION 1001.

                             (End of certification)

   I-11.     PREFERENCE FOR LABOR SURPLUS AREA CONCERNS (APR 1984) 52.220-1

        (a) This acquisition is not a set-aside for labor surplus area (LSA) concerns. However, the offeror's status as such a concern may affect (1) entitlement to award in case of tie offers, or (2) offer evaluation in accordance with the Buy American clause of this solicitation. In order to determine whether the offeror is entitled to a preference under (1) or (2) above, the offeror must identify below, the LSA in which the costs to be incurred on account of manufacturing or production (by the offeror or the first-tier subcontractors) amount to more than 50% of the contract price.
   __________________________________________________________________________
   __________________________________________________________________________
   _______________________________________________

        (b) Failure to identify the locations as specified above will preclude consideration of the offeror as an LSA concern. If the offeror is awarded a contract as an LSA concern and would not have otherwise qualified for award, the offeror shall perform the contract or cause the contract to be performed in accordance with the obligations of an LSA concern.

                               (End of Provision)

   SECTION J - LIST OF DOCUMENTS, EXHIBITS, AND OTHER ATTACHMENTS

   J-1. Attachments

        1.   Department of Labor Wage Determination




   Attachment 1


         REGISTRATION OF WAGE          U.S. DEPARTMENT OF LABOR
         DETERMINATIONS UNDER            EMPLOYMENT STANDARDS
       THE SERVICE CONTRACT ACT             ADMINISTRATION
    by direction of the Secretary       WAGE AND HOUR DIVISION
               of Labor                 WASHINGTON, D.C. 20210

    Alan L. Moss   Division of     Wage Determination No.: 94-2103
    Director       Wage            Revision No.:  3
                   Determinations  Date of Last Revision: 12/13/94

   State(s):  Dist. of Col., Maryland, Virginia

   Area: MARYLAND COUNTIES OF CALVERT, CHARLES, FREDERICK, MONTGOMERY, PRINCE GEORGE'S, ST. MARY'S.
             VIRGINIA COUNTIES OF ALEXANDRIA, ARLINGTON, FAIRFAX, FALLS CHURCH, FAUQUIER, KING GEORGE, LOUDOUN, PRINCE WILLIAM, STAFFORD.


        ** Fringe Benefits Required For All Occupations Included in This Wage Determination Follow The Occupational Listing**

    OCCUPATION CODE AND TITLE                         MINIMUM HOURLY
                                                           WAGE
    ADMINISTRATIVE SUPPORT AND CLERICAL:
    1011      Accounting Clerk I                               $  8.50
    1012      Accounting Clerk II                              $  9.99
    1013      Accounting Clerk III                             $ 11.52
    1014      Accounting Clerk IV                              $ 13.84
    1030      Court Reporter                                   $ 13.22
    1050      Dispatcher, Motor Vehicle                        $ 13.85
    1060      Document Preparation Clerk                       $  9.60
    1090      Duplicating Machine Operator                     $  9.60
    1110      Film/Tape Librarian                              $ 12.88
    1115      General Clerk I                                  $  7.13
    1116      General Clerk II                                 $  8.39
    1117      General Clerk III                                $  9.60
    1118      General Clerk IV                                 $ 12.01
    1120      Housing Referral Assistant                       $ 14.56
    1131      Key Entry Operator I                             $  9.56
    1132      Key Entry Operator II                            $ 10.49
    1191      Order Clerk I                                    $ 11.26
    1192      Order Clerk II                                   $ 12.44
    1220      Order Filler                                     $ 12.08
    1261      Personnel Assistant                              $  8.98
              (Employment) I
    1262      Personnel Assistant                             $  10.38
              (Employment) II
    1263      Personnel Assistant                              $ 12.54
              (Employment) III
    1264      Personnel Assistant                              $ 14.22
              (Employment) IV
    1270      Production Control Clerk                         $ 14.56
    1290      Rental Clerk                                     $ 12.08
    1300      Scheduler, Maintenance                           $ 12.08
    1311      Secretary I                                      $ 12.08
    1312      Secretary II                                     $ 13.22
    1313      Secretary III                                    $ 14.56
    1314      Secretary IV                                     $ 16.13
    1315      Secretary V                                      $ 18.52
    1320      Service Order Dispatcher                         $ 12.08
    1341      Stenographer I                                   $ 13.26
    1342      Stenographer II                                  $ 14.87
    01400     Supply Technician                                $ 16.13
    01420     Survey Worker (Interviewer)                      $ 13.22
    01460     Switchboard Operator-Receptionist                $ 10.03
    01531     Travel Clerk I                                   $  7.36
    01532     Travel Clerk II                                  $  7.95
    01533     Travel Clerk III                                 $  8.52
    01551     Typist I                                         $  9.58
    01552     Typist II                                        $ 10.15
    01611     Word Processor I                                 $ 10.15
    01612     Word Processor II                                $ 12.05
    01613     Word Processor III                               $ 14.25

    AUTOMATIC DATA PROCESSING:
    03010     Computer Data Librarian                          $ 11.36
    03041     Computer Operator I                              $ 11.36
    03042     Computer Operator II                             $ 12.73
    03043     Computer Operator III                            $ 14.68
    03044     Computer Operator IV                             $ 16.18
    03045     Computer Operator V                              $ 17.12
    030471    Computer Programmer I 1/                         $ 15.74
    03072     Computer Programmer II 1/                        $ 17.68
    03073     Computer Programmer III 1/                       $ 20.40
    03064     Computer Programmer IV 1/                        $ 23.03
    03101     Computer Systems Analyst I 1/                    $ 20.02
    03102     Computer Systems Analyst II 1/                   $ 23.41
    03103     Computer Systems Analyst III 1/                  $ 27.66
    03160     Peripheral Equipment Operator                    $ 11.36

    AUTOMOTIVE SERVICE:
    05005     Automobile Body Repairer,                        $ 17.57
              Fiberglass
    05010     Automotive Glass Installer                       $ 15.72
    05040     Automotive Worker                                $ 15.72
    05070     Electrician, Automotive                          $ 16.66
    05100     Mobile Equipment Servicer                        $ 13.79
    05130     Motor Equipment Metal Mechanic                   $ 17.57
    05160     Motor Equipment Metal Worker                     $ 15.72
    05190     Motor Vehicle Mechanic                           $ 17.57
    05220     Motor Vehicle Mechanic Helper                    $ 12.79
    05250     Motor Vehicle Upholstery Worker                  $ 14.78
    05280     Motor Vehicle Wrecker                            $ 15.72
    05310     Painter, Automotive                              $ 16.66
    05340     Radiator Repair Specialist                       $ 15.72
    05370     Tire Repairer                                    $ 13.79
    05400     Transmission Repair Specialist                   $ 17.57

    FOOD PREPARATION AND SERVICE:
    07010     Baker                                            $ 10.77
    07041     Cook I                                           $  9.50
    07042     Cook II                                          $ 10.77
    07070     Dishwasher                                       $  6.96
    07100     Food Service Worker                              $  6.96
    07130     Meat Cutter                                      $ 10.77
    07250     Waiter/Waitress                                   $ 7.51

    FURNITURE MAINTENANCE AND REPAIR:
    09010     Electrostatic Spray Painter                      $ 16.66
    09040     Furniture Handler                                $ 12.13
    09070     Furniture Refinisher                             $ 16.66
    09100     Furniture Refinisher, Helper                     $ 12.79
    09110     Furniture Repairer, Minor                        $ 14.78
    09130     Upholsterer                                      $ 16.66

    GENERAL SERVICES AND SUPPORT:
    11030     Cleaner, Vehicles                                $  6.96
    11060     Elevator Operator                                $  6.96
    11090     Gardener                                         $  9.50
    11121     Housekeeping Aide I                              $  6.44
    11122     Housekeeping Aide II                             $  7.26
    11150     Janitor                                          $  6.96
    11180     Laborer                                          $  9.71
    11210     Laborer, Grounds Maintenance                     $  7.51
    11240     Maid or Houseman                                 $  6.14
    11270     Pest Controller                                  $ 10.16
    11300     Refuse Collector                                 $  6.96
    11360     Window Cleaner                                   $  7.51

    HEALTH:
    12010     Ambulance Driver                                 $  9.44
    12040     Emergency Medical Technician                     $  9.19
    12070     Licensed Practical Nurse                         $  9.19
    12100     Medical Assistant                                $  8.21
    12130     Medical Laboratory Technician                    $  8.21
    12160     Medical Record Clerk                             $  8.21
    12190     Medical Record Technician                        $ 11.38
    12220     Nursing Assistant                                $  7.32
    12250     Pharmacy Technician                              $ 10.24
    12280     Phlebotomist                                     $  8.21
    12311     Registered Nurse I                               $ 11.38
    12312     Registered Nurse II                              $ 13.93
    12313     Registered Nurse II, Specialist                  $ 13.93
    12314     Registered Nurse III,                            $ 16.85
    12315     Registered Nurse III, Anesthetist                $ 16.85
    12316     Registered Nurse IV                              $ 20.19

    INFORMATION AND ARTS:
    13002     Audiovisual Librarian                            $ 16.30
    13011     Exhibits Specialist I                            $ 14.54
    13012     Exhibits Specialist II                           $ 18.27
    13013     Exhibits Specialist III                          $ 20.24
    13041     Illustrator I                                    $ 14.54
    13042     Illustrator II                                   $ 18.27
    13043     Illustrator III                                  $ 20.24
    13050     Library Technician                               $ 14.54
    13071     Photographer I                                   $ 12.95
    13072     Photographer II                                  $ 14.54
    13073     Photographer III                                 $ 18.27
    13074     Photographer IV                                  $ 20.24
    13075     Photographer V                                   $ 22.26

    LAUNDRY, DRY CLEANING, PRESSING:
    15010     Assembler                                        $  5.69
    15030     Counter Attendant                                $  5.69
    15040     Dry Cleaner                                      $  7.36
    15070     Finisher, Flatwork, Machine                      $  5.69
    15090     Presser,  Hand                                   $  5.69
    15100     Presser, Machine, Dry Cleaning                   $  5.69
    15130     Presser, Machine, Shirts                         $  5.69
    15160     Presser, Machine, Wearing Apparel,               $  5.69
              Laundry
    15190     Sewing Machine Operator                          $  7.95
    15220     Tailor                                           $  8.52
    15250     Washer, Machine                                  $  6.26

    MACHINE TOOL OPERATION AND REPAIR:
    19010     Machine-tool Operator (Toolroom)                 $ 16.66
    19040     Tool and Die Maker                               $ 20.29

    MATERIALS HANDLING AND PACKING:
    21010     Fuel Distribution System Operator                $ 14.80
    21020     Material Coordinator                             $ 14.64
    21030     Material Expediter                               $ 14.64
    21040     Material Handling Laborer                        $ 10.01
    21071     Forklift Operator                                $ 10.93
    21100     Shipping/Receiving Clerk                         $ 11.78
    21130     Shipping Packer                                  $  9.27
    21150     Stock Clerk                                      $  9.27
    21210     Tools and Parts Attendant                        $ 12.73
    21400     Warehouse Specialist                             $ 11.25

    MECHANICS AND MAINTENANCE AND REPAIR:
    23010     Aircraft Mechanic                                $ 17.57
    23040     Aircraft Mechanic Helper                         $ 12.79
    23060     Aircraft Servicer                                $ 14.78
    23070     Aircraft Worker                                  $ 15.72
    23100     Appliance Mechanic                               $ 16.66
    23120     Bicycle Repairer                                 $ 13.79
    23125     Cable Splicer                                    $ 17.57
    23130     Carpenter, Maintenance                           $ 16.66
    23140     Carpet Layer                                     $ 16.66
    23160     Electrician Maintenance                          $ 17.57
    23181     Electronics Technician, Maintenance              $ 13.01
              I
    23182     Electronics Technician, Maintenance              $ 16.79
              II
    23183     Electronics Technician, Maintenance              $ 19.56
              III
    23260     Fabric Worker                                    $ 11.51
    23290     Fire Alarm System Mechanic                       $ 17.57
    23310     Fire Extinguisher Repairer                       $ 13.79
    23340     Fuel Distribution System Mechanic                $ 17.57
    23370     General Maintenance Worker                       $ 10.53
    23400     Heating, Refrigeration and Air                   $ 17.57
              Conditioning Mechanic
    23430     Heavy Equipment Mechanic                         $ 17.57
    23460     Instrument Mechanic                              $ 17.57
    23500     Locksmith                                        $ 16.66
    23530     Machinery Maintenance Mechanic                   $ 17.57
    23550     Machinist, Maintenance                           $ 17.57
    23580     Maintenance Trades Helper                        $ 12.79
    23640     Millwright                                       $ 17.57
    23700     Office Appliance Repairer                        $ 16.66
    23740     Painter, Aircraft                                $ 16.66
    23760     Painter, Maintenance                             $ 16.66
    23790     Pipefitter, Maintenance                          $ 17.57
    23800     Plumber, Maintenance                             $ 16.66
    23820     Pneudraulic Systems Mechanic                     $ 17.57
    23850     Rigger                                           $ 17.57
    23870     Scale Mechanic                                   $ 15.72
    23890     Sheet-metal Worker, Maintenance                  $ 17.57
    23910     Small Engine Mechanic                            $ 15.72
    23930     Telecommunications Mechanic I                    $ 17.57
    23940     Telecommunications Mechanic II                   $ 18.50
    23950     Telephone Lineman                                $ 17.57
    23960     Welder, Combination, Maintenance                 $ 17.57
    23965     Well Driller                                     $ 17.57
    23970     Woodcraft Worker                                 $ 17.57
    23980     Woodworker                                       $ 14.80

    PERSONAL NEEDS:
    24570     Child Care Attendant                             $  6.57
    25600     Chore Aide                                       $  6.14
    24630     Homemaker                                        $  9.11

    PLANT AND SYSTEM OPERATION:
    25010     Boiler Tender                                    $ 17.57
    25040     Sewage Plant Operator                            $ 16.66
    25070     Stationary Engineer                              $ 17.57
    25190     Ventilation Equipment Tender                     $ 12.79
    25210     Water Treatment Plant Operator                   $ 16.66

    PROTECTIVE SERVICE:
    27004     Alarm Monitor                                    $ 11.20
    27010     Court Security Officer                           $ 14.23
    27040     Detention Officer                                $ 14.23
    27070     Firefighter                                      $ 13.16
    27101     Guard I                                          $  8.50
    27102     Guard II                                         $ 11.20
    27130     Police Officer                                   $ 15.74

    TECHNICAL:
    29010     Air Traffic Control Specialist,                  $ 21.91
              Center
    29011     Air Traffic Control Specialist,                  $ 15.11
              Station
    29012     Air Traffic Control Specialist,                  $ 16.64
              Terminal
    29020     Archeological Technician                         $ 18.27
    29030     Cartographic Technician                          $ 18.27
    29040     Civil Engineering Technician                     $ 18.27
    29061     Drafter I                                        $ 10.35
    29062     Drafter II                                       $ 12.95
    29063     Drafter III                                      $ 14.54
    29064     Drafter IV                                       $ 18.27
    29070     Embalmer                                         $ 18.40
    29081     Engineering Technician I                         $ 11.03
    29082     Engineering Technician II                        $ 13.03
    29083     Engineering Technician III                       $ 15.61
    29084     Engineering Technician IV                        $ 17.14
    29085     Engineering Technician V                         $ 22.31
    29086     Engineering Technician VI                        $ 23.60
    29090     Environmental Technician                         $ 18.27
    29210     Laboratory Technician                            $ 14.68
    29240     Mathematical Technician                          $ 18.27
    29330     Mortician                                        $ 18.40
    29390     Photooptics Technician                           $ 18.27
    29480     Technical Writer                                 $ 14.54
    29620     Weather Observer, Senior 2/                      $ 17.68
    29621     Weather Observer, Combiner 2/ Upper              $ 14.68
              Air and Surface Programs
    29622     Weather Observer, Upper Air 2/                   $ 14.68

    TRANSPORTATION/MOBILE EQUIPMENT OPERATION:
    31030     Bus Driver                                       $ 13.24
    31100     Driver Messenger                                 $  9.47
    31200     Heavy Equipment Operator                        $  18.66
    31290     Shuttle Bus Driver                               $ 10.42
    31300     Taxi Driver                                      $  9.47
    31361     Truckdriver, Light Truck                         $ 10.42
    31362     Truckdriver, Medium Truck                        $ 13.24
    31363     Truckdriver, Heavy Truck                         $ 14.49
    36364     Truckdriver, Tractor-Trailer                     $ 16.93

    MISCELLANEOUS:
    99005     Aircraft Quality Control Inspector               $ 18.12
    99020     Animal Caretaker                                 $  8.18
    99030     Cashier                                          $  5.64
    99040     Child Care Center Clerk                          $  9.14
    99050     Desk Clerk                                       $  8.19
    99260     Instructor                                       $ 18.40
    99300     Lifeguard                                        $  5.97
    99350     Park Attendant (Aide)                             $ 7.35
    99400     Photofinishing Worker                            $  6.57
    99500     Recreation Specialist                            $ 13.35
    99510     Recycling Worker                                 $  8.84
    99610     Sales Clerk                                      $  5.85
    99630     Sports Official                                  $  5.85
    99658     Survey Party Chief                               $  9.50
    99659     Surveying Technician                             $  8.19
    99660     Surveying Aide                                   $  5.36
    99690     Swimming Pool Operator                           $ 10.77
    99720     Vending Machine Attendant                        $  8.84
    99730     Vending Machine Repairer                         $ 10.77
    99740     Vending Machine Repairer Helper                  $  8.84

          ** Fringe Benefits Required For All Occupations Included In
                           This Wage Determination **

   HEALTH & WELFARE:  $0.90 per hour or $36.00 per week or $156.00 per month.

   VACATION: Two weeks paid vacation after 1 year of service with a contractor or successor; 3 weeks after 5 years; 4 weeks after 15 years. Length of service includes the whole span of continuous service with the present contractor or successor, wherever employed, and with the predecessor contractor in the performance of similar work at the same Federal facility. (Reg. 4.173)

   HOLIDAYS: Minimum of ten paid holidays per year: New Year's Day, Martin Luther King Jr.'s Birthday, Washington's Birthday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans' Day, Thanksgiving Day, and Christmas Day. (A contractor may substitute for any of the named holidays another day off with pay in accordance with a plan communicated to the employees involved.) (See 29 CFR 4.174)

   Does not apply to employees employed in a bona fide executive, administrative, or professional capacity as defined and delineated in 29 CFR 541. (See 29 CFR 4.156)

   NIGHT PAY & SUNDAY PAY: If you work at night as a part of a regular tour of duty, you will earn a NIGHT DIFFERENTIAL and receive an additional 10% of basic pay for any hours worked between 6 p.m. and 6 a.m. If you are a full-time employee (40 hours a week) and Sunday is part of your regularly scheduled workweek, you are paid at your rate of basic pay plus a Sunday premium of 25% of your basic rate for each hour of Sunday work which is not overtime (i.e. occasional work on Sunday outside the normal tour of duty is considered overtime work).

                             ** UNIFORM ALLOWANCE **

        If employees are required to wear uniforms in the performance of this contract (either by the terms of the Government contract, by the employer, by the state or local law, etc.), the cost of furnishing such uniforms and maintaining (by laundering or dry cleaning) such uniforms is an expense that may not be borne by an employee where such cost reduces the hourly rate below that required by the wage determination. The Department of Labor will accept payment in accordance with the following standards as compliance:

        The contractor or subcontractor is required to furnish all employees with an adequate number of uniforms without cost or to reimburse employees for the actual cost of the uniforms. In addition, where uniform cleaning and maintenance is made the responsibility of the employee, all contractors and subcontractors subject to this wage determination shall (in the absence of a bona fide collective bargaining agreement providing for a different amount, or the furnishing of contrary affirmative proof as to the actual cost), reimburse all employees for such cleaning and maintenance at a rate of $4.25 per week (or $.85 cents per day).

        However, in those instances where the uniforms furnished are made of "wash and wear" materials, may be routinely washed and dried with other personal garments, and do not require any special treatment such as dry cleaning, daily washing, or commercial laundering in order to meet the cleanliness or appearance standards set by the terms of the Government contract, by the contractor, by law, or by the nature of the work, there is no requirement that employees be reimbursed for uniform maintenance costs.

                ** NOTES APPLYING TO THIS WAGE DETERMINATION **

        Source of Occupational Titles and Descriptions:

        The duties of employees under job titles listed are those described in the "Service Contract Act Directory of Occupations," Fourth Edition, January 1993, as amended by First Supplement December 1993, unless otherwise indicated. This publication may be obtained from the Superintendent of Documents, at 202-783-3238, or by writing to the Superintendent of Documents, U.S. Government Printing Office, Washington, D.C. 20402. Copies of specific job descriptions may also be obtained from the appropriate contracting officer.

   REQUEST FOR AUTHORIZATION OF ADDITIONAL CLASSIFICATION AND WAGE RATE {Standard Form 1444 (SF 1444)}

        Conformance Process:

        The contracting officer shall require that any class of service employee which is not listed herein and which is to be employed under the contract (i.e., the work to be performed is not performed by any classification listed in the wage determination), be classified by the contractor so as to provide a reasonable relationship (i.e., appropriate level of skill comparison) between such unlisted classifications and the classifications listed in the wage determination. Such conformed classes of employees shall be paid the monetary wages and furnished the fringe benefits as are determined. Such conforming process shall be initiated by the contractor prior to the performance of contract work by such unlisted class(es) of employees. The conformed classification, wage rate, and/or fringe benefits shall be retroactive to the commencement date of the contract. {See Section 4.6 (C) (vi)} When multiple wage determinations are included in a contract, a separate SF 1444 should be prepared for each wage determination to which a class(es) is to be conformed.

        The process for preparing a conformance request is as follows:

        1) When preparing the bid, the contractor identifies the need for a conformed occupation(s) and computes a proposed rate(s).

        2) After contract award, the contractor prepares a written report listing in order proposed classification title(s), a Federal grade equivalency (FGE) for each proposed classification(s), job description(s), and rationale for proposed wage rate(s), including information regarding the agreement or disagreement of the authorized representative of the employees involved, or where there is no authorized representative, the employees themselves. This report should be submitted to the contracting officer no later than 30 days after such unlisted class(es) of employees performs any contract work.

        (3) The contracting officer reviews the proposed action and promptly submits a report of the action, together with the agency's recommendations and pertinent information including the position of the contractor and the employees, to the Wage and Hour Division, Employment Standards Administration, U.S. Department of Labor, for review. (See section 4.6(o)(2) of Regulations 29 CFR Part 4).

        (4) Within 30 days of receipt, the Wage and Hour Division approves, modifies, or disapproves the action via transmittal to the agency contracting officer, or notifies the contracting officer that additional time will be required to process the request.

        (5) The contracting officer transmits the Wage and Hour decision to the contractor.

        (6)  The contractor informs the affected employees.

        Information required by the Regulations must be submitted on SF 1444 or bond paper.

        When preparing a conformance request, the "Service Contract Act Directory of Occupations" (the Directory) should be used to compare job definitions to insure that duties requested are not performed by a classification already listed in the wage determination. Remember, it is not the job title, but the required tasks that determine whether a class is included in an established wage determination. Conformances may not be used to artificially split, combine, or subdivide classifications listed in the wage determination.


                                   APPENDIX B

                              Billing Instructions

             Items invoiced under this Agreement shall include only those allowable actual and necessary costs incurred in allocable performance of the work plus the fee agreed upon in this Agreement. No item contained in these billing instructions is intended to be in conflict with the terms or conditions negotiated in the prime contract or this Agreement, nor shall they be construed to constitute such change. Any monetary constraints or limitations specified in this Agreement shall prevail over any conflicting instructions provided herein.

   I.   Invoice Submission

        A. Invoices should be submitted on Subcontractor's letterhead, and include the signature and title of an appropriate official, certifying allocability and allowability of such cost. Each Task Order shall be invoiced and supported as a separate subcontract.

        B. An original and two copies of the invoice should be submitted on a monthly basis and should reference the UHC subcontract number.

        C. The time period for which costs are being invoiced must be specified on the invoice. If more than one period is covered in a single invoice, the support document must detail each period separately.

        D.   Invoices for this subcontract shall be submitted to:

             United HealthCare Corporation
             P. O. Box 1459
             Minneapolis, Minnesota  55440-1459

             Attn:     Kim Coran MN008-W189
                       (612) 936-1114

             Fax #     (612) 936-7404

   II.  Invoice Preparation

             Invoices should be itemized as specified below. Columns for "Current" and "Cumulative" costs, by category, should be provided. For TASK ORDER TYPE, cost based contracts, it will be necessary to receive supporting information which provides "Current" and "Cumulative" expenditures by category FOR EACH TASK.

             Invoices shall be itemized using one or more of the categories listed below, as specifically described in each Task Order.

        A. Direct Labor for professional staff should include the employee name, number of hours charged, the unloaded hourly rate and the total labor charge. Clerical and/or support labor may be grouped as one line. Direct costs including all categories for which reimbursement has been claimed shall reflect the actual hours worked or materials delivered to this subcontract.

        B. Indirect Costs. Overhead costs and G & A costs shall be separately identified and the rate and the total for each shall be specified. Subcontractor shall identify the base(s) to which these indirect costs apply.

        C. Other Direct Costs should include commercial items, materials and supplies and all other items that the Subcontractor normally treats as other direct costs. Identify these costs by major classifications or categories such as office supplies, telephone, etc. and include any applicable indirect costs in the appropriate indirect cost line.

        D. Travel, as authorized by Article 6.1 of this Agreement, shall include the name of each traveler and the origin and destination for each trip, the dates of each trip, and the total cost (transportation and subsistence) for each trip. All travel costs must be itemized in this fashion, along with the appropriate subtotals and totals. Whenever appropriate, for example when travel or subsistence has been invoiced, receipts must be on file in Subcontractor's records and be available upon demand for cost or compliance audits.

        E. Fee, if invoiced, should be billed based on labor and overhead costs incurred.

             Any invoice requesting payment which contains items questioned by UHC's Project Manager may be approved with the payment deferred for the items questioned, until such time as the Parties have discussed and resolved the questioned items. Any such deferment shall be preceded by notice to the Subcontractor.


                                   APPENDIX C

            DELIVERY ORDER AND TASK ORDER ADDENDUM TO THE SUBCONTRACT

                                     BETWEEN

                          UNITED HEALTHCARE CORPORATION
                                       AND
                          NATIONAL RESEARCH CORPORATION


   This Addendum to the Subcontract Between United HealthCare Corporation
   (UHC) and National Research Corporation is effective May 9, 1997, and is as follows:

   1.   The attached documents are hereby incorporated into the Agreement:

        a. Delivery Order No. 0005 issued by the Department of Defense to UHC on March 7, 1997; and

        b.   Task Order No. 0005 (4/97 revision).

   UNITED HEALTHCARE CORPORATION      NATIONAL RESEARCH CORPORATION



   By /s/ Ken H. Roche                By /s/ Michael Hays
   Title CEO, Applied Healthcare      Title CEO
   Date 5-13-97                       Date 5-9-97




                                  APPENDIX C-1

   AMENDMENT OF SOLICITATION/MODIFICATION OF CONTRACT

   1.   Contract ID Code

        [Blank]

   2.   Amendment/Modification No.

        000501

   3.   Effective Date

        03/04/97

   4.   Requisition/Purchase Reg. No.

        [Blank]

   5.   Project No. (If applicable)

        [Blank]

   6.   Issued By Code W74V8H

        DEFENSE SUPPLY SERVICE - WASHINGTON
        5200 Army Pentagon
        Room 10245 Pentagon
        Washington, D.C.  20310-5200
        Faye D. Harler FDH (703) 681-9534

   7.   Administered By (If other than Item 6)

        DCMAO TWIN CITIES
        3001 Metro Drive
        Bloomington, MN  55425-1573

   8.   Name and Address of Contractor      Vendor ID:  00011849

        UNITED HEALTHCARE CORPORATION
        9900 Bren Road East
        Minnetonka, MN  55343

   9A.  Amendment of Solicitation No.

        [Blank]

   9B.  Dated (See Item 11)

        [Blank]

   10A. Modification of Contract/Order No.

        DASW01-95-D-0029       0005

   10B. Dated (See Item 13)

        12/19/96

   11.  This Item Only Applies to Amendments of Solicitations

         The above numbered solicitation is amended as set forth in Item 14. The hour and date specified for receipt of Offers is extended, is not extended. Offers must acknowledge receipt of this amendment prior to the hour and date specified in the solicitation or as amended, by one of the following methods: (a) By completing Items 8 and 15, and returning ___ copies of the amendment; (b) By acknowledging receipt of this amendment on each copy of the offer submitted; or (c) By separate letter or telegram which includes a reference to the solicitation and amendment numbers. FAILURE OF YOUR ACKNOWLEDGMENT TO BE RECEIVED AT THE PLACE DESIGNATED FOR THE RECEIPT OF OFFERS PRIOR TO THE HOUR AND DATE SPECIFIED MAY RESULT IN REJECTION OF YOUR OFFER. If by virtue of this amendment you desire to change an offer already submitted, such change may be made by telegram or letter, provided each telegram or letter makes reference to the solicitation and this amendment, and is received prior to the opening hour and date specified.

   12.  Accounting and Appropriation Data (If required)

        No Change

   13. THIS ITEM APPLIES ONLY TO MODIFICATIONS OF CONTRACTS/ORDERS, IT MODIFIES THE CONTRACT/ORDER NO. AS DESCRIBED IN ITEM 14.

        A. This change order is issued pursuant to: (Specify authority) The changes set forth in Item 14 are Made in the Contract Order No. in Item 10A.

        B. The above numbered contract/order is modified to reflect the administrative changes (such as changes in paying office, appropriation date, etc.) set forth in Item 14, pursuant to the
             authority of Far 43.103(b).    X

        C. This supplemental agreement is entered into pursuant to authority of:

        D.   Other (specify type of modification and authority)

        E.   IMPORTANT:   Contractor  [X]is not      is required to sign this
             document and return ___ copies to the issuing office.

   14. Description of Amendment/Modification (Organized by UCF section headings, including solicitation/contract subject matter where feasible.)

        Delivery order noted above it. Blk #10A is hereby modified to update the statement of work to more accurately reflect the Government's requirement and extend the period of performance thru 30 JUN 97 at no additional cost to the Government. The revised SOW is attached.

        There are no other changes to the terms and conditions of this delivery order as a result of this modification.

   15A. Name and Title of Signer (Type or print)

        [Blank]

   15B. Contractor/Offeror

        [Blank]

   15C. Date Signed

        [Blank]

   16A. Name and Title of Contracting Officer (Type or print)

        Gregory J. Nowak     GJN

   16B. United States of America

        By
           (Signature of Contracting Officer)

   16C. Date Signed

        7 MAR 97



                                D/SIDDOMS Lot III
               Task Statement #1 for United HealthCare Corporation
                            Contact Number WP-95-0029
                           Delivery Order Number 0005
                          Customer Satisfaction Survey


   I.   Introduction

        United HealthCare Corporation's technical approach will meet the requirements and objectives of the Customer Satisfaction Survey project as defined by the Department of Defense (DoD). We will conduct an Outpatient Satisfaction Survey on all the bedded Military Treatment Facilities (MTFs) and freestanding clinics in the United States, including Alaska and Hawaii. The list of participating facilities and clinics will be provided to United HealthCare by Health Affairs. The scope of task statement #1 amounts to approximately * MTFs and * clinics. The specifics of our approach to the outpatient satisfaction surveys are outlined below.

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

        - We will design and mail a survey to a sample of patients seen in the month of January and investigate satisfaction with specific patient visits. Respondents will reply directly to United HealthCare. We will process the reply forms and prepare reports for each clinic and aggregate the reports for higher headquarters levels: Air Force Major Air Commands (MAJCOMs), Navy Health Services Support Organization (HSOs), Army Regional Medical Commands (RMCs), MTFs, Lead Agents, Surgeon Generals and Health Affairs. Fundamental unit of analysis of the study is the individual clinic which delivered the care. The sample will be restricted to those beneficiaries who actually used the direct care system, specifically those who received care at a U.S. DoD treatment facility between January 1 and 31. The reports under task statement #1 will include survey results and data comparing military satisfaction with civilian benchmark measures.

   II.  Analysis Approach for Specific Tasks for Task Statement #1

        The following tasks pertain to the project.

        A.   Task 1 -- Devise sample methodology

             We will devise weighted sample methodology which includes all clinics with more than * monthly patient visits at all U.S. MTFs and freestanding outpatient facilities. Sample size should be sufficient to insure +/- *% to *% margin of sampling error.
             This is approximately * surveys per * clinics for a total estimate of * surveys.

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

        B.   Task 2 -- Develop survey instrument

             We will develop a * item survey instrument with validated and reliable questions focusing on patient satisfaction with their clinic visit and with their experience obtaining that appointment. Questions will be consistent with questions in the Annual Health Care Survey of DoD beneficiaries. The initial survey design will be reviewed within the Military Health Services System (MHSS) and the finalized instrument will be returned to United HealthCare within three weeks post submission of the draft version. We anticipate few changes to the questionnaire once it is in use.

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

        C.   Task 3 -- Develop individual reports

             We will develop a one-page, graphical, standard individual clinic report format to be reviewed and finalized within the MHSS. Individual clinic reports will be aggregated for higher level of management (MTFs, Air Force Commands, Army Commands, Navy Commands, Service Surgeon Generals, Lead Agents, and Health Affairs). Reports will indicate name of facility/clinic surveyed and the sample size. The reports will compare the facility/clinic against (1) other clinics within the same MTF,
             (2) overall MHSS wide averages, and (3) civilian Health Maintenance Organizations (HMOs). The reports will present scores from individual questions, composite scale scores and overall ratings, such as likelihood to recommend hospital/clinic.

        D.   Task 4 -- Develop Survey Procedures Guide

             We will develop a Customer Satisfaction Survey Procedures Guide detailing how each MTF should gather data on all patient visits in qualifying clinics in the Composite Health Care System, and how to forward the data to Fort Detrick. We will conduct a site visit at Andrews Air Force Base. We will devise the most appropriate means for forwarding data from the MTFs to Ft. Detrick and from Fort Detrick to UHC (i.e., asking Ft. Detrick to mail a tape/CD ROM, encrypted File Transfer Protocol, or other means consistent with the Privacy Act). If data for the previous month are not received by the 13 of February 1997, we will follow up with the CHCS Host point of contact (POC) until 18 of February 1997. We will provide two conference call training sessions for CHCS POCs. These sessions will provide an opportunity for CHCS POCs to ask questions about the procedure guide and the process for extracting and forwarding data. In order to facilitate timely production of the survey and report processes, it will not be possible to include any MTFs for which we have not received data by the 18th of February 1997 in the initial analysis.

             Information that the MTF must forward to United HealthCare must include, at a minimum, Initial Entry Number of IEN (sequential appointment number), patient social security number (encrypted if preferred), patient name (first, middle initial, last name), patient address (apartment # if any, street address, city, state, zip code), sponsor name (last, first, middle initial) if patient is a minor, sponsor address (if different from patient address), patient's date of birth, gender, rank, Family Member Prefix (beneficiary category), name of MTF, name of clinic, branch of MTF (Army, Navy, Air Force), region number or lead agent (1-13), name of clinic, MEPRS code, name of provider (first, middle initial, last), type of provider (physician, nurse practitioner, etc.), date of visit (ambulatory visit with past 30 days), and type of visit (acute, chronic, routine).

             In order to perform a statistically sound analysis, it is necessary that data from both the Composite Health Care System
             (CHCS) and the Ambulatory Data System (ADS) be combined to provide a data pool from which a random sample can be drawn. CHCS and ADS data will be sent from each participating MTF to Ft. Detrick separately.

             Customer Service Division (CSD), Corporate Executive Information Systems will merge and manipulate Composite Health Care System and Ambulatory Data System data into one file on the FT Detrick mainframe. CSD will run a program to select only the MTFs (using DMIS ID number) and clinics (using MEPRS code) that were pre-identified for participation in this study. CSD will also run a program to eliminate all mental health and substance abuse patient visits and to eliminate records of patients 17 years or younger who visited an OB/GYN clinic. Further, CSD will, under the Medical Command's direction, store and transmit the final data set to an agreed upon medium and provide any further analysis of the collected data beyond what UHC provides.

             Directorate of Information Management (DOIM), Fort Detrick will provide data storage and processing space on the main frame computer and will assist in problems that may arise pertaining to usage of the mainframe.

             CHCS data (as the primary data source) will be supplemented whenever possible by data from the Ambulatory Data System (ADS) according to one of three scenarios. The link is the DMIS ID-IEN combination.

             1) Both CHCS data and ADS data on the same appointment exist - When CSD merges CHCS and ADS data sets, patient records will be updated to reflect name of provider patient actually saw and whether patient kept appointment. (This will ensure that the survey questionnaire correctly identifies the person who provided the care and that the patient kept his/her appointment).

             2) CHCS data exists but there is no corresponding ADS data - This will occur frequently until ADS is deployed throughout the MHSS. UHC will use CHCS data for sampling and mailing.

             3) CHCS data does not exist by ADS data does - This will occur infrequently, most likely for "walk-in" visits which were not properly input after the fact into CHCS. UHC will sample from ADS data only when it is sufficiently complete; otherwise UHC will ignore the ADS data.

        E.   Task 5 -- Reproduce customized surveys

             We will reproduce customized surveys including the name of the MTF, name of the clinic, and date of the patient's visit. In order to maximize the customer response, all patient identifying data will be included on a cover letter from the Assistant Secretary of Defense (Health Affairs) and not on the questionnaire. We will purge all patient identifying data (social security numbers, name, address) from our records following the *.

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

        F.   Task 6 -- Mail surveys

             *. We will use first class mail insuring that maximum U.S. Postal Service discounts are obtained via appropriate sorting, bundling and bar coding.

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

        G.   Task 7 -- Process completed surveys and maintain data

             We will process the completed surveys after they are returned. We will be prepared to maintain at least five years of data, and maintain all data in standard data format, such as SAS or SPSS portable. We will provide copies of the raw patient response data in SPSS-Portable via CD ROMs to selected Health Affairs
             (HA), Service Surgeons General (SG), Lead Agent (LA), Air Force Command, Navy Command and Army Command personnel for individual analyses at the end of the initial project phase.

        H.   Task 8 -- Forward written comments to MTFs

             We will forward written comments directly to the MTFs. No analysis of comments is required. Survey forms will include a statement informing the respondents that their comments will be forwarded through channels to the local MTFs.

        I.   Task 9 -- Generate and mail reports

             We will generate reports based on January 1997 data and mail the reports directly to * MTFs, * Air Force Commands, * MEDCOM Commands, * Navy Commands, * Lead Agents, * Military Department Surgeons General and * OSD Health Affairs by * . The reports will show trending information, and include appropriate benchmarks with civilian HMOs. We will provide copies of the raw patient response data in Excel via 3.5 diskettes to each MTF. Each MTF mailing will include an MTF report, the individual clinic reports for that MTF, the written comments on a 3.5 diskette (readable in Excel), and the raw patient response data in Excel on a 3.5 diskette. Each mailing for the higher headquarters levels will include their respective report and a CD ROM of raw patient response data (i.e., Lead Agent 1 will receive the report analyzing performance of MTFs in Region 1 plus a CD ROM with raw patient response data in SPSS-Portable for all MTFs).

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

        J.   Task 10 -- Provide operational items

             We will provide all labor, postage, processing and computing, and work facilities.

   III. Period of Performance

        The period of performance for this delivery order is from award date to 30 June 1997. Reports will be forwarded within * after the end of the contract period.

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

   IV.  Schedule and Deliverables

        The following table details estimated completion of tasks and deliverables. Due dates are stated in terms of work days following award (DFA).

    Deliverables                      Copies           Due Date *

    Kick-off meeting                  Attendees + 10        *
    Site Visits                                             *
    Draft Survey Questionnaire        10 for HA             *
    Draft Sampling Plan               10 for HA             *
    Draft Analysis Plan/Report        10 for HA             *
    Layout
    Draft MTF Procedure Guide         10 for HA             *
                                                            *
    Final MTF Procedure Guide         2 each for            *
                                      HA/LA/MTF
    Final/Approved Questionnaire      10 for HA             *
    Final/Approved Sampling Plan      10 for HA             *
    Final/Approved Analysis           10 for HA             *
    Plan/Report Layout
                                                            *
    Receipt of data from MTFs                               *
    Draw samples & mail surveys                             *
    Send reminder note to                                   *
    nonrespondents
    Terminate collection period &                           *
    process replies
                                                            *
    Forward required reports                                *
    directly to:
    Report of MTF Performance (1)     10 to HA              *
    overall
    Report of MTF Performance by (3)  10 to each SG         *
    Service SG
    Report of MTF Performance by      10 to each LA         *
    (13) Lead Agent
    Report of MTF Performance by (7)  5 to ea. Cmd          *
    MAJCOM
    Report of MTF Performance by (7)  5 to ea. Cmd          *
    MEDCOM
    Report of MTF Performance by (3)  5 to ea. Cmd          *
    Navy HSO
    Report of Individual (130) MTF    10 to each MTF        *
    Results
    Report by (2100) Individual       1 to each             *
    Clinics                           clinic

   *  Due dates are based on number of work days.

   ** Ability to meet dates is contingent on receiving all, complete data from MTFs by *
   HA = Health Affairs
   SG = Surgeon General
   LA = Lead Agent

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.


   V.   Delivery Order Management

        Kathia Kennedy will be the United HealthCare Delivery Order Manager. She will provide technical management and liaison services with the government to ensure that all requirements are met. Ms. Kennedy reports to Ms. Lori McDougal, who serves as the United
        HealthCare-D/SIDDOMS Lot III Contract Manager.

   VI.  Level of Effort

        One work day is defined as 8 hours; one work week is defined as 40 hours.

        A.   Staffing

    Staff              Labor Category       Hours

    Pat Venus          Expert                 *

    Jane Heinen        Expert                 *

    Lori McDougal      Program Manager        *

    Kathia Kennedy     Task Manager           *

    Danni Luo          Sr. Systems            *
                       Analyst

    Stacy Hakanson     Sr. Systems            *
                       Analyst
    TBD                Systems Analyst        *

    Pam Oleson-Kremer  Systems Analyst        *

    TBD                Clerical               *
                                            -----
    TOTAL DIRECT LABOR HOURS                  *

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.


   VII. Place of Performance

        The place of performance for this delivery order will be at designated United HealthCare and subcontractor's facilities.

   VIII.     Proprietary Information Statement

        The government will retain rights to all intellectual property produced in the course of developing, deploying, conducting and reporting the survey. We will negotiate agreements with commercial system vendors relating to non-disclosure of vendor-proprietary information.

        The subcontractor, National Research Corporation (NRC), will provide the Healthcare Market Guide Report Card Series benchmark data and the Report Card System software for Government use to compare performance against civilian benchmarks. This information was developed exclusively at private expense and is confidential and proprietary to National Research Corporation. National Research Corporation grants the Government only Limited right to this information and retains the rights to license the information and does not transfer any ownership rights of the benchmark data or the Report Card System software. National Research Corporation also retains all rights to the original format of the questionnaire, including the original questions, and original format of the Action Plan Report Card, which were developed exclusively at private expense, and is granting only the rights to the modified versions of these documents that were prepared specifically for this project.

   IX.  Security Requirements

        Classified materials or locations are not associated with this order.


                                  APPENDIX C-2


   UNiTEDhealthcare

   DASW01-95-0029

   Issued By:
   United HealthCare Corporation
   PO Box 1459
   MN08-W125
   Minneapolis, MN  55440-1459


                         Subcontract Task Order No. 0005
                                 (4/97 Revision)


        This is Subcontract Task Order No. 0005, issued to National Research Corporation, for assistance in performance of Prime Contract Delivery Order No. 0005. The following specifications are material to performance and delivery under this work assignment:

   a)   Description of the work to be performed

             The Subcontractor, NRC, shall provide services in accordance with the Technical Proposal titled "Customer Satisfaction Survey", a copy of which is in possession of both parties.

             NRC, with input from UHC and the DoD, will be responsible for design of the survey instrument and design of the reporting format for all levels. NRC provides all materials and performs all activities related to the mailing, processing of the surveys and reporting of results. NRC's involvement includes:

        - the use of NRC's personalized 11"x17" survey (approximately * questions) with integrated cover letter and one common logo for all MTFs. Survey instrument should focus on patient satisfaction with their clinic visit and with their experience obtaining that appointment.

        -    Electronic data entry using image scanners.


   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.


        - * First class mail is to be used insuring that maximum U.S. Postal Service discounts are obtained via appropriate sorting, bundling and bar coding.

        -    *

        -    *

        - Development of a one-page, graphical, standard individual clinic report format to be reviewed and finalized within the MHSS. Individual clinic reports will be aggregated for higher level of management (MTFs, Air Force Command, Navy Commands, Army Commands, Service Surgeon Generals, Lead Agents, and Health Affairs). Reports will indicate name of facility/clinic surveyed and the sample size. The reports will compare the facility/clinic against other clinics within the same community hospital or MTF, overall MHSS wide averages, and civilian HMOs. The reports will present scores from individual questions, composite scales scores and overall ratings, such as likelihood to recommend hospital/clinic. Individual reports will show trending information.

        - Integration of local benchmark data from the 1996 NRC Healthcare Market Guide Report Card Series.

        - NRC will reproduce customized surveys including the name of the MTF, name of the clinic, and date of the patient's visit. NRC will purge all patient/sponsor identifying data (IEN, social security numbers, name, address) from the records following the reminder postcard mailing.

        - NRC will process the complete surveys after they are returned. NRC will be prepared to maintain at least five years of data, and maintain all data in standard data format, such as SAS or SPSS portable. NRC will provide copies of the raw patient response data in SPSS-Portable via CD ROMs to selected Health Affairs (HA), Service Surgeon Generals (SG), Lead Agent (LA), MAJCOM, Navy Command and MEDCOM personnel for individual analyses at the end of the initial project phase. NRC will provide one additional copy of all raw patient response data in SPSS-Portable via CD ROM to UHC.

        - NRC will provide copies of the raw patient response data in Excel via 3.5" diskettes. Each MTF mailing will include an MTF report, the individual clinic reports for that MTF, the written comments, and the raw patient response data in Excel on a 3.5" diskette and forward to UHC.

             Key Personnel - David Johnson, David Copper, Jonathan Boumstein, Dennis Vollenweider, Robert Bergman, Michael Hayes and Marvin Lambie.


   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.



   b)   Period of Performance - From Date of Award to 30 June 1997.

   c) Project Management - Kathia Kennedy will be the UHC Project Manager and point of contact for this delivery order.

   d)   Schedule of Deliverables

        - Draft of Survey Questionnaire and Analysis Plan/Report Layout. Due Date: *

        -    Final/Approved Questionnaire and Sampling Plan
             Due Date:  Award + *

        -    Final/Approved Analysis Plan/Report Layout
             Due Date:  *

        - One page Action Plan reports for the following: * Individual Clinic Reports (1 copy each); * MTF Reports (10 copies each); * Service Branch Reports (10 copies each); * Regional Reports (10 copies each); * Air Force Command Reports (5 copies each); * Army Command Reports (5 copies each); * Navy Command Reports (5 copies each); * Overall Summary Report (10 copies each). Number of individual clinic and MTF reports are based upon quantity of valid records received from MTFs.
             Due Date:  *

        - Copies of the raw patient response data in Excel via 3.5" diskettes. Each MTF mailing will include an MTF report, the individual clinic reports for that MTF, the written comments, and the raw patient response data in Excel on a 3.5" diskette and forward to UHC.
             Due Date:  *

        - Reporting of the raw patient response data in a SPSS portable database file to all higher levels in CD ROM (i.e., Air Force Commanders, Army Commanders, Navy Commanders, Surgeon Generals, Lead Agents and Health Affairs). Provide one copy of CD ROM to UHC, as well.
             Due Date:  *

        - Mailing of actual written comments to UHC, sorted by MTF, at the end of the project.
             Due Date:  *


   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.


        - All deliverables will be shipped directly to UHC for delivery to the DoD.

        Article 4, Reports and Deliverables, of the Subcontract should be referenced for all other reporting requirements of this task order.

   e)   Other Direct Costs/Travel

        - A maximum of * initial surveys (based upon quantity of valid records received from MTFs) mailed out, which includes questionnaire design/formatting; report design/formatting; outgo and return postage; labor; printing of initial questionnaires, reminder postcards, outgo envelopes, return envelopes; image scanning of returned questionnaires; and reporting of the results on hard copy - *.

        -    Written comments sorted by MTF (approximately * comments at $* )
             - $* Replacement surveys sent upon request by respondent (approximately * replacement surveys at $*) - $*

        - Raw patient response data in Excel to all * MTFs and SPSS portable files to all higher levels - $*

        -    NRC Healthcare Market Guide Report Card Series - $*

        - Travel includes one person to Washington, D.C. for Delivery Order Kick-Off Meeting plus two people to the Washington, D.C. area to participate in site visits - $*.
             Total allowable costs not to exceed $*.

        For computational purposes, the direct labor portion of NRC's commercial pricing method is *%.

   f)   Billing Instructions

             Billing instructions for this task order shall be as stated in Appendix B of the Subcontract except that Subcontractor may only utilize the "commercial pricing" option under Item C of Section II (Other Direct Costs) upon providing verification to UHC of their commercial market pricing comparisons to validate that equal or better pricing is offered to UHC/DOD than to their best client (other than UHC/DOD). In such a case, "Invoice Preparation" as stated in
        Section II of Appendix B will be substituted with the following:

             Other Direct Costs should include all items other than travel costs and should be identified, by line item, on a per unit basis consistent with the Subcontractor's cost proposal for this effort.

             NRC will provide auditable documentation verifying the number of surveys mailed out and processed, as well as any other documentation applicable to billing amounts. Proof of surveys mailed will be provided in the form of receipts(s) from the United States Postal Service.

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.



                                   APPENDIX D

            DELIVERY ORDER AND TASK ORDER ADDENDUM TO THE SUBCONTRACT
                                     BETWEEN
                          UNITED HEALTHCARE CORPORATION
                                       AND
                          NATIONAL RESEARCH CORPORATION



   This Addendum to the Subcontract Between United HealthCare Corporation
   (UHC) and National Research Corporation is effective May 29, 1997, and is as follows:

   1.   The attached documents are hereby incorporated into the Agreement:

        a. Delivery Order No. 0007 issued by the Department of Defense to UHC on May 29, 1997; and

        b.   Task Order No. 0007.


   UNITED HEALTHCARE CORPORATION      NATIONAL RESEARCH CORPORATION


   By:  /s/ Ken H. Roche              By:  /s/ Michael Hays
   Title:    CEO-AHI                  Title:   CEO
   Date:     6-18-97                  Date:    6-20-97




                                D/SIDDOMS LOT III

   Task Statement #2 for United HealthCare Corporation
   Contact Number DASW01-95-D-0029
   Delivery Order Number 0007
   Customer Satisfaction Survey



   I.   Introduction

        United HealthCare Corporation's technical approach will meet the requirements and objectives of the Customer Satisfaction Survey project as defined by the Department of Defense (DoD). We do conduct an Outpatient Satisfaction Survey on all the bedded Military Treatment Facilities (MTFs) and freestanding clinics in the United States, including Alaska and Hawaii. The list of participating facilities and clinics will be provided to United HealthCare by Health Affairs. The scope of work amounts to approximately * MTFs and * clinics. The specifics of our approach to the outpatient satisfaction surveys are outlined below.

        - We will design and mail a survey to a sample of patients seen each month beginning in May and investigate satisfaction with specific patient visits. Respondents will rely directly to United HealthCare. We will process the reply forms and prepare reports for each clinic and aggregate the reports for higher headquarters levels: Air Force Major Air Commands (MAJCOMS), Navy Health Services Support Organizations (HSOs), Army Regional Medical Commands (RMCs), MTFs, Lead Agents, Surgeon Generals and Health Affairs. Fundamental unit of analysis of the study is the individual clinic which delivered the care. (Deadlines falling on non-business days throughout this document shall be extended until the next business day(s)).

        - The sample will be restricted to those beneficiaries who actually used the direct care system, specifically those who received care at a CONUS MTF within the last 30 days. The survey will focus on satisfaction with the services received. Survey results will be reported on a monthly basis to the clinic/MTF and on a quarterly basis to higher headquarters.
             This survey will replace most of the ad hoc satisfaction surveys currently being done locally at MTFs.


   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.


   II.  Analysis Approach for Specific Tasks

        The following tasks pertain to the project.

        A.   Task 1 -- Review sample methodology

        We will review the same methodology based on results of March 1997 mailing. Survey population includes patients seen at specified clinics at CONUS MTFs and freestanding outpatient facilities with more than * monthly patient visits (approximately * clinics). A+/- *% margin of sampling error at each clinic is the desired margin of error; however, the sample size may vary depending on funds available. This amounts to approximately * completed surveys per * clinics or approx. * total surveys each month, or approximately * completed surveys per * clinics, or approx. * total surveys, for each of the three rolling months reporting period.

        Health Affairs will provide a spreadsheet listing of all participating MTFs and their respective clinics by number of monthly outpatient visits, DMIS, MEPRS, CHCS & ADS code listings.

        B.   Task 2 -- Review survey instrument

        We will review the design of the survey based on March 1997 mailing.
         The proposed final design will be reviewed within the Military Health Services System (MHSS) and a finalized instrument returned to the United HealthCare within two weeks post submission of the proposed version. We anticipate few changes to the questionnaire once it is in use.

        C.   Task 3 -- Review individual reports

        We will review the one-page, graphical, individual clinic report format. Individual clinic reports must be aggregated for higher levels of management: Health Affairs (HA), Service Surgeons General
        (SGs) and Lead Agents (LA), Intermediate Commands and MFT Commanders. Reports will indicate name of facility/clinic surveyed and the sample size. The reports will compare the facility/clinic against: (1) other clinics within the same MTF, (2) overall MHSS wide averages, and (3) civilian Health Maintenance Organizations (HMOs). The reports will present scores from individual questions, composite scale scores and overall satisfaction ratings.


   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.


        D.   Task 4 -- Review the procedures guide

        We will review the Customer Satisfaction Survey Data Extraction Procedures Guide based on results of March 1997 mailing, and only make changes if necessary. We will redistribute the Guide via postal mail or E-mail (where possible) to CHCS Information Systems officers and by postal mail to MTF Commanders.

        E.   Task 5 -- Review the process of transferring MTF data

        We will review the patient data fields and means of data transfer from the MTFs to the Ft. Detrick mainframe used in March 1997 mailing. Monthly throughout the contract period, we will follow up with individual MTFs which do not forward their patient appointment data (for the previous month) by the 10th of a month. These follow-up efforts will be conducted until Close of Business on the 10th of each month which shall be the cut off date for MTFs to respond.

        Health Affairs will provide current addresses for all participating MTFs as well as current and accurate list of CHCS Points of Contact names, addresses and commercial phone numbers.

        Information that the MTFs must forward to United HealthCare must include, at a minimum, Initial Entry Number of IEN (sequential appointment number) patient social security number (encrypted if preferred), patient name (first, middle initial, last name), patient address (apartment # if any, street address, city, state, zip code), sponsor name (last, first, middle initial) if patient is a minor, sponsor address (if different from patient address), sponsor social security number, patient's date of birth, gender, rank, Family Member Prefix (beneficiary category), name of MTF, name of clinic, branch of MTF (Army, Navy, Air Force), region number of lead agent (1-13), name of clinic, MEPRS code, name of provider (first, middle initial, last), type of provider (physician, nurse practitioner, etc.), date of visit (ambulatory visit with past 30 days), and type of visit (acute, chronic, routine).

        In order to perform a statistically sound analysis, it is necessary that data from both the Composite Health Care System (CHCS) and the Ambulatory Data System (ADS) be combined to provide a data pool from which a random sample can be drawn. CHCS and ADS data will be sent from each participating MTF to Ft. Detrick separately.

        Customer Service Division (CSD), Corporate Executive Information Systems (CEIS) will match and merge Composite Health Care System
        (CHCS) data (as the initial primary data source) with data from the Ambulatory Data System (ADS). The CHCS and ADS data will be separately available monthly at the Ft. Detrick computer system.
        This data will be merged into one file on the Fort Detrick mainframe. The basis of the match will be DMIS ID CODE and Initial Entry Number
        (IEN). In addition to combining the CHCS and ADS data, CSD will remove specified clinics and individuals from the sampling frame.
        For example, CSD will run a program to select only the MTFs (using DMIS ID number) and clinics (using MEPRS code) and were pre-identified for participating in this study. CSD will also run a program to eliminate all mental health and substance abuse patient visits and to eliminate records of patients 17 years or younger who visited an OB/GYN clinic. Further, CSD will, under the Medical Command's direction, store and transmit the final data set to an agreed upon medium and provide any further analysis of the collected data.

        Directorate of Information Management (DOIM), Fort Detrick will provide data storage and processing space on the main frame computer and will assist in problems that may arise pertaining to usage of the mainframe.

        CHCS data (as the primary data source) will be supplemented whenever possible by data from the Ambulatory Data System (ADS) according to one of three scenarios. Again, the link is the DMIS ID-IEN combination.

        1) Both CHCS data and ADS data on the same appointment exist - When CSD merges CHCS and ADS data sets, patient records will be updated to reflect name of provider patient actually saw and whether patient kept the appointment. This will ensure that the survey questionnaire correctly identifies the person who provided the care and that the patient kept his/her appointment.

        2) CHCS data exists but there is no corresponding ADS data - This will occur frequently until ADS is deployed throughout the MHSS. UHC will use CHCS data for sampling and mailing.

        3) CHCS data does not exist but ADS data does - This will occur infrequently, most likely for "walk-in" visits which were not properly input after the fact into CHCS. UHC will sample from ADS data only when it is sufficiently complete; otherwise we will ignore the ADS data.

        When ADS is fully deployed, CHCS information will no longer be used in the operation of the Customer Satisfaction Survey.

        F.   Task 6 -- Pull random sample

        From this universe of patients, we will conduct a random sampling of patient data and generate a list of sample patients who will ultimately receive the questionnaire. The basis of the larger universe is * percent of the original patient data (appointment data with IENs that end in "1" or "5"). A magnetic tape (CD ROM) containing the sampled data will be transferred via overnight delivery from Ft. Detrick to United HealthCare.


   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.


        G.   Task 7 -- Reproduce customized surveys

        We will reproduce the customized cover letters and questionnaires including name of the MTF, name of the clinic, date of patient's visit and provider's name. In order to maximize customer response, all patient identifying data will be included on a cover letter/tear sheet from the Assistant Secretary of Defense (Health Affairs) and appropriate Service Surgeon General and not on the questionnaire. We will comply with all provisions of the Privacy Act in designing, mailing and processing patient questionnaires. Number of surveys mailed (and resulting margin of sampling error) will be closely coordinated with the Task Manager so that budget ceiling is not exceeded.

        H.   Task 8 -- Mail surveys

        * We will use first class mail insuring that maximum U.S. Postal Service discounts are obtained via appropriate sorting, bundling and bar coding. We will purge all patient identifying data (such as social security numbers, IENs patient and sponsor name and street address) from our records immediately after reminder postcards are mailed. Upon request, we will forward replacement surveys to respondents who have either lost or discarded the original survey.

        I.   Task 9 -- Process completed surveys and maintain data

        We will process the completed surveys after they are returned. We will be prepared to maintain at least five years of raw patient response data (excluding written comments data) in standard format (such as SAS or SPSS-portable).

        J.   Task 10 -- Forward written comments to MTFs

        We will forward written comments directly to MTFs by detaching patient comments found on separate sheets of paper. No analysis of comments is required. Questionnaires will include a statement informing the respondent that the written comments will be forwarded to the Commanding Officer of the MTF that provided the care.

        K.   Task 11 -- Generate and mail paper reports

        There are six types of paper reports:

        Individual clinic reports which compare the results of each clinic against all other clinics within the same MTF, all other peer clinics within MHSS, and civilian benchmark data. Timing: clinics paper reports are produced monthly.

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.


        Individual MTF reports which compare the results of each MTF against all same-Service MTFs, MHSS wide averages and local civilian benchmark data.
        Timing:  MTF paper reports are produced monthly.

        Surgeons General reports for each of the three Services which compare the aggregate results for all same-Service MTFs (Army, Navy or Air Force) against MHSS wide averages and local civilian benchmark data.
        Timing:  Service SG paper reports are produced quarterly.

        Region/Lead Agent reports which compares the aggregate results of all MTFs within each region against MHSS wide averages and local civilian benchmark data.

        Timing: Region/LA paper reports are produced quarterly. Intermediate Command reports under each of the services which compares the aggregate results of each of the Intermediate Commands against all same-service MTFs, MHSS wide averages and local civilian benchmark data. Intermediate Commands include six Army Regional Medical Commands (Northwest RMC, North Atlantic RMC, Southeast RMC, Great Plains RMC, Southwest RMC, and Pacific RMC), three Navy Health Services Support Organizations (Norfolk HSO, San Diego HSO, and Jacksonville HSO), and five Air Force Major Air Commands (AETC, AMC, ACC, AFMC, and AFSPC). Timing: Intermediate Command paper reports are produced quarterly.

        Military Health Services System report which compares the aggregate results of all MHSS MTFs against national civilian benchmark data.
        Timing:  MHSS paper reports are produced quarterly.

        We will generate paper reports on the clinics and MTFs based on three previous months of appointment data and mail reports directly to the MTF Commanders or other designated individual in each MTF. Reports will show trading information and include appropriate comparisons/benchmarks with civilian Health Maintenance Organizations. The "rolling" three-month averages are required to maintain statistical significance.

        Within * business/work days of the end of a quarter, we will prepare quarterly paper reports aggregating the MTFs under their jurisdictions to Intermediate Commands, Lead Agents, Service Surgeons General and OSD Health Affairs.


   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.


        L.   Task 12 -- Generate and mail electronic reports

        There are five types of electronic papers:

        Raw patient response data in Excel on a 3.5" diskette for each MTF.
        A different diskette will be created for each MTF and include only data for that MTF. Data will be sorted by date of appointment.
        Timing: On a quarterly basis, we will forward a raw patient response data for that quarter in Excel format on a 3.5" diskette to the MTF Commander.

        Raw patient response data on a CD ROM for each of the Intermediate Commands. Each CD ROM will include data for all MHSS MTFs. For great readability, data will be sorted by each Intermediate Command and by date of appointment.
        Timing: Raw patient response data on a CD ROM are produced semi-annually.

        Raw patient response data on a CD ROM for each Lead Agent. Each CD ROM will include data for all MHSS MTFs. For greater readability, data will be sorted by each region and by date of appointment.
        Timing: Raw patient response data on a CD ROM are produced semi-annually.

        Raw patient response data on a CD ROM for each of the Service Surgeons General. Each CD ROM will include data for all MHSS MTFs. For greater readability, data will be sorted by each of the three services and by date of appointment.
        Timing: Raw patient response data on a CT ROM are produced semi-annually.

        Raw patient response data on a CD ROM for Health Affairs. Each CD ROM will include data for all MHSS MTFs and by date of appointment.
        Timing: Raw patient response data on a CD ROM are produced semi-annually.

        Semi-annually, we forward Intermediate Commands, Lead Agents, Service Surgeons General and Health Affairs CD-ROMs containing the entire MHSS raw response data file so that each respective Headquarters can analyze its own data and easily make comparisons of its data against other MHSS organizations. Formats shall be, at a minimum, SPSS-Portable and/or flat ASCII.

        M.   Task 13 -- Provide benchmark data

        n) Annually, the contractor shall make available to the Immediate Commands, Lead Agents, Surgeons General and Health Affairs CD-ROM copies of benchmark data set. Cost for benchmark data are not included in this phase of the project.

        N.   Task 14 -- Provide operational items

        We will provide all labor, postage, processing and computing, and work facilities.

   III. Period of Performance

        The period of performance for this delivery order is from award date to 30 November 1997. Six survey "cycles" will be executed throughout the contract period. A cycle shall be defined as monitoring and facilitating the transfer of CHCS and ADS data from MTFs to the Ft. Detrick mainframe. Each cycle includes the following time frames:

        1.   Transfer of CHCS and ADS data = * days (beginning on * of each month)
        2. Follow-up period with MTFs = * days (until * of each month - time overlaps with step 1)
        3.   Combine CHCS and ADS data & draw random sample = * days
        4.   Receive data from Ft. Detrick = *
        5.   Send & download data file = * work days
        6.   Conduct quality checks on the data = * work days
        7.   Conduct sampling/print checks = * days
        8.   Print/mail questionnaires = * work days (time overlaps with step
             7)
        9.   Print/mail reminder postcards = * work days
        10.  Field time for surveys = * days
        11.  Produce reports = * days (begins one day after cut-off date)

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

   IV.  Schedule and Deliverables

        The following table details estimated completion of tasks and deliverables. Due dates are stated in terms of work days.

    Deliverables                            Copies       Due Date*

    Review of Survey Questionnaire          10 for HA    *
    Review of Sampling Plan                 10 for HA    *
    Review of Analysis Plan/Report Layout   10 for HA    *
    Final MTF Procedures Guides (if         1 per        *
    necessary)                              recipients

   PAPER REPORTS

   Directly forward required reports (i.e. do not send them to Health Affairs for review):

    Summary of MTF Performance,         10 to HA           Quarterly (see 1)
    overall
    Summary of MTF Performance, by      10 to each SG      Quarterly (see 1)
    Service SG
    Summary within Intermediate         5 to each CMD      Quarterly (see 1)
    Command
    Summary of MTF Performance, by      10 for each to LA  Quarterly (see 1)
    Lead Agent
    Individual MTF summary              10 to each MTF     Monthly (see 2)
    Summary of Individual Clinic        1 to each clinic   Monthly (see 2)

   * Ability to meet dates is contingent on receiving all and complete data from MTFs by the * of each month post the month of appointment data.

   NOTE 1 -- Quarterly reports to Intermediate Command, SG, LA, and HA are due * following the end of the quarter:

   * quarter reports due on *
   * quarter reports are due on *

   NOTE 2 -- Monthly MTF and clinic reports will begin once two months of appointment data is collected and analyzed. Monthly reports are due by the * of the * month following the appointment (* if the * is a non-business day):

   *
   *
   *
   *
   *

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.


        ELECTRONIC REPORTS;

        All raw response data must be segregated by month. Patient identifiable data has been purged in Task 4h.

        QUARTERLY -- MTFs receive Excel spreadsheets on 3.5" diskettes with that MTF's data
        SEMI-ANNUALLY -- Intermediate Commands and above receive CD ROMs with ALL MHSS data
        ANNUALLY -- Intermediate Commands and above receive the civilian benchmark data set

   V.   Delivery Order Management

        Kathia Kennedy will be the United HealthCare Delivery Order Manager. She will provide technical management and liaison services with the government to ensure that all requirements are met. Ms. Kennedy reports to Ms. Lori McDougal, who serves as the United HealthCare-D/SIDDOMS Lot III Contract Manager.

   VI.  Level of Effort

        One work day is defined as 8 hours; one work week is defined as 40 hours.

        A.   Staffing

    Staff               Labor Category       Hours

    Pat Venus           Expert               *
    Jane Heinen         Expert               *
    Steve Wickstrom     Expert               *
    Lori McDougal       Program Manager      *
    Kathia Kennedy      Task Manager         *
    Cyndy Taylor        Task Manager         *
    Kevin Den Hartog    Sr. Systems Analyst  *
    Yingjia Shen        Sr. Systems Analyst  *
    Ruth Tauer          Systems Analyst      *
    John Gall           Systems Analyst      *
    TBD                 Clerical             *


    TOTAL DIRECTOR LABOR HOURS               *


   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.


   VII. Proprietary Information Statement

        The government will retain rights to all intellectual property produced in the course of developing, deploying, conducting and reporting the survey. We will negotiate agreements with commercial system vendors relating to non-disclosure of vendor-proprietary information.

        The subcontractor, National Research Corporation (NRC), will provide the HealthCare Market Guide Report Card Series benchmark data and the Report Card System software for Government use to compare performance against civilian benchmarks. This information was developed exclusively at private expense and is confidential and proprietary to National Research Corporation. National Research Corporation grants the Government only Limited right to this information and retains the rights to license the information and does not transfer any ownership rights of the benchmark data or the Report Card System software. National Research Corporation also retains all rights to the original format of the questionnaire, including the original questions, and original format of the Action Plan Report Card, which were developed exclusively at private expense, and is granting only the rights to the modified versions of these documents that were prepare specifically for this project.

   VIII.     Security Requirements

        Classified materials or locations are not associated with this order.

   IX.  Place of Performance

        The place of performance for this delivery order will be a designated United HealthCare and subcontractor's facilities.


                         ORDER FOR SUPPLIES OR SERVICES
                (Contractor must submit four copies of invoice.)

   Public reporting burden for this collection of information is estimates to average 1 hour per response, including the time for reviewing instructions, searching existing data sources, gathering and maintaining the data needed, and completing and reviewing the collection of information. Send comments regarding this burden estimate or any other aspect of this collection of information including suggestions for reducing this burden, to Department of Defense, Washington Headquarters Services, Directorate for Information Operations and Reports, 1215 Jefferson Davis Highway, Suite 1204, Arlington, VA 22202-4302, and to the Office of Management and Budget, Paperwork Reduction Project (0704-0187), Washington, DC 20503.

          PLEASE DO NOT RETURN YOUR FORM TO EITHER OF THESE ADDRESSES.
              SEND YOUR COMPLETED FORM TO THE PROCUREMENT OFFICIAL
                              IDENTIFIED IN ITEM 6.

   1.   Contract/Purch Order No.

        DASW01-95-D-0029

   2.   Delivery Order No.

        0007

   3.   Date of Order

        97MAY29

   4.   Requisition/Purch Request No.

        HT0003-7077-0331

   5.   Priority

        [Blank]

   6.   Issues By      Code - W74V8H

        DEFENSE SUPPLY SERVICE - WASHINGTON
        5200 Army Pentagon
        Room 1D245 Pentagon
        Washington, D.C.  20310-5200
        Faye D. Harler FDH (703) 681-9534

   7.   Administered by (If other than 6)       Code - S2401A

        DCMAO Twin Cities
        3001 Metro Drive
        Bloomington, MN  55425-1573

   8.   Delivery FOB

        DEST

   9.   Contractor - Vender Id:  00011849       Code - 02XQ3   FACILITY CODE
                                                               [_]

        United Healthcare Corporation
        9900 Bren Road East
        Minnetonka, MN  55143

   10.  Deliver to FOB Point By (Date)

        97NOV30

   11.  Mark if Business Is

        [Blank]

   12.  Discount Terms

        0% 00 Days Net 030

   13.  Mail Invoices To

        See Block 15

   14.  Ship To      Code - [Blank]

        DASW0195D0029

   15.  Payment Will Be Made By  Code - S2603A

        DFAS COLUMBUS CENTER
        Gateway Contract Acctg Div
        P. O. Box 192251
        Columbus, OH  43218-2251

   16.  Type of Order

        Delivery - This delivery order is issues on another Government agency or in accordance with and subject to terms and conditions of above numbered contract.

   17.  Accounting and Appropriation Data/Local Use

        AA:9770130.1884 8623 2522 (APC:  95L5) 012123 DRAC 70331
        Award Oblig Amt US$ 1,774,241.00

   18.  Item No.

        [Blank]

   19.  Schedule of Supplies/Service

        The Contractor shall provide services from date of award thru 30 NOV 97 on "Customer Satisfaction Survey" in accordance with proposal dated 13 MAY 97 incorporated herein by reference.

        SEE CONTINUATION SHEET

   20.  Quantity Ordered/Accepted

        [Blank]

   21.  Unit

        [Blank]

   22.  Unit Price

        [Blank]

   23.  Amount

        [Blank]

   24.  United States of America

        By:  Joyce G. Ellis
             Contracting/Ordering Officer

   25.  Total

        $1,774,241.00

   26.  Quantity in Column 20 Has Been

        [Blank]

   27.  Ship No.

        [Blank]

   28.  D.O. Voucher No.

        [Blank]

   29.  Differences

        [Blank]

   30.  Initials

        [Blank]

   31.  Payment

        [Blank]

   32.  Paid By

        [Blank]

   33.  Amount Verified Correct For

        [Blank]

   34.  Check Number

        [Blank]

   35.  Bill of Lading No.

        [Blank]

   36.  I certify this account is correct and proper for payment

        [Blank]

   37.  Received At

        [Blank]

   38.  Received By

        [Blank]

   39.  Date Received (YYMMMDD)

        [Blank]

   40.  Tot. Containers

        [Blank]

   41.  S/R Account Number

        [Blank]

   42.  S/R Voucher No.

        [Blank]


                                DASW01-95-D-0029     2 of 2

                          UNITED HEALTHCARE CORPORATION


                Schedule of
    Item No.    Supplies/Service     Quantity  U/I  Unit Price    Amount

    0008 DO #7                       1.00      EA   *             *












        Total Estimated Cost, Fixed Fee, and Total Estimated Cost-Plus-Fixed Fee is as follows:

        Estimate Cost:           $*
        Fixed Fee:                *
        Total Est CPFF:          $*


   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.


                                  APPENDIX D-2

                                UNITED HEALTHCARE


   DASW01-95-0029

   Issued by:
   UnitedHealthCare Corporation
   PO Box 1459
   MN008-W125
   Minneapolis, MN  55440-1459


             Subcontract Task Order No. 0007

             This Subcontract Task Order No. 0007, issued to National Research Corporation, for assistance in performance of Prime Contract Delivery Order No. 0007. The following specifications are material to performance and delivery under this work assignment:

   a)   Description of the work to be performed
        The Subcontractor, NRC, shall provide services in accordance with the Technical Proposal titled "Customer Satisfaction Survey", a copy of which is in possession of both parties.

             NRC, with input from UHC and the DoD, will be responsible for design/formatting of the survey instrument and design/formatting of the reporting format for all levels. NRC provides all materials and performs all activities related to the mailing, processing of the surveys and reporting of results. NRC's involvement includes:

        - The use of NRC's personalized 11"x17" survey (approximately 15 to 25 questions) with integrated cover letter and one common logo for all MTFs. Survey instrument should focus on patient satisfaction with their clinic visit and with their experience obtaining that appointment.

        -    Electronic data entry using image scanners.

        -    *   First class mail is to be used insuring that maximum U.S.
             Postal Service discounts are obtained via appropriate sorting, bundling and bar coding.

        -    *

        -    *

        - Development of a one-page, graphical, standard individual clinic report format to be reviewed and finalized within the MHSS. Individual clinic reports will be aggregated for higher level of management (MTFs, Air Force Command, Navy Commands, Army Commands, Service Surgeon Generals, Lead Agents, and Health Affairs). Reports will indicate name of facility/clinic surveyed and the sample size. The reports will compare the facility/clinic against other clinics within the same community hospital or MTF, overall MHSS wide averages, and civilian HMOs. The reports will present scores from individual questions, composite scales scores and overall ratings, such as likelihood to recommend hospital/clinic. Individual reports will show trading information. NRC will mail these reports directly to the MTF Commanders and designated higher levels.

        - Integration of local benchmark data from the 1996 NRC Healthcare Market Guide Report Card Series.

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.


        - NRC will reproduce customize surveys including the name of the MTF, name of the clinic, and date of the patient's visit. NRC will purge all patient/sponsor identifying data (IEN, social security numbers, name, address) from the records following the reminder postcard mailing.

        - NRC will process the completed surveys after they are returned. NRC will be prepared to maintain at least five years of data, and maintain all data in standard data format, such as SAS or SPSS portable. NRC will provide and mail copies of the raw patient response data in SPSS-Portable via CD ROMs to selected Health Affairs (HA), Service Surgeon Generals (SG), Lead Agent
             (LA), MAJCOM, Navy Command and MEDCOM personnel for individual analyses at the end of the initial project phase. NRC will provide one additional copy of all raw patient response data in SPSS-Portable via CD ROM to UHC.

        - NRC will provide and mail copies of the raw patient response data in Excel via 3.5" diskettes to the MTF Commanders. Each MTF mailing will include an MTF report, the individual clinic reports for that MTF, the written comments, and the raw patient response data in Excel on a 3.5" diskettes and forward to UHC.

        Key Personnel - David Johnson, David Copper, Jonathan Boumstein, Dennis Vollenweider, Robert Bergman, Michael Hayes and Marvin Lambie.

        b)   Period of Performance - From Date of Award to 30 November 1997.

        c) Project Management - Kathia Kennedy will be the UHC Project Manager and point of contact for this delivery order.

        d)   Schedule of Deliverables

        - Review of Survey Questionnaire, Report Layout and Sampling Plan. Provide 10 copies of questionnaire and report formats to Health Affairs and one copy of each to UHC.
             Due Date:  Award + *.

        - Provide one page Action Plan reports for the following: Maximum of * Individual Clinic Reports (1 copy each); * MTF Reports (10 copies each); * Service Branch Reports (10 copies each); * Regional Reports (10 copies each); * Air Force Command Reports (5 copies each); * Army Command Reports (5 copies each); * Navy Command Reports (5 copies each); * Overall Summary Report (10 copies each). Number of individual clinic and MTF reports are based upon quantity of valid records received from MTFs. Frequency of paper reports:
             Clinic Reports                          Monthly
             MTF Reports                             Monthly
             Reports by Service SG                   Quarterly
             Report by Intermediate Commands         Quarterly
             Reports by Region                       Quarterly
             Overall Summary Report                  Quarterly


   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

        Due Date: Every effort should be made to provide paper reports by the end of second month following the appointment month

             * Monthly Reports due on *
             * Monthly Reports due on *
             * Monthly Reports due on *
             * Monthly Reports due on *
             * Monthly Reports due on *
             * Quarterly Reports are due on *
             * Quarterly Reports are due on *

        - Copies of the raw patient response data in Flat SCII Text via 3.5" diskettes with weights. Each MTF mailing will include an MTF report, the individual clinic reports for that MTF, the written comments, and the raw patient response data in Flat ASCII Text on a 3.5" diskettes and forward to MTF commanders directly.

             Frequency:     Quarterly
             Due Dates:     First Quarterly Reports are due on *
                       Second Quarterly Reports are due on *

        - Reporting to the raw patient response data in a SPSS portable database file to all higher levels in CD ROM (i.e. Air Force Commanders, Army Commanders, Navy Commanders, Surgeon Generals, Lead Agents and Health Affairs). Provide one copy of CD ROM to UHC, as well.

             Frequency:     Semi annually
             Due Dates:     CD ROMS are due on *


   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.


        - Mailing of actual written comments to UHC, sorted by MTF, at the end of the project.
             Due Date: Monthly, along with Action Plan Reports.

        Article 4, Reports and Deliverables, of the Subcontract should be referenced for all other reporting requirements of this task order.

        e)   Other Direct Costs/Travel

        - A maximum of * monthly surveys or a total of * surveys (based upon quantity of valid records received from MTFs) mailed out, which includes questionnaire formatting; report formatting; outgo and return postage; labor; printing of initial questionnaires, reminder postcards, outgo envelopes, return envelopes, image scanning of returned questionnaires; and reporting of the results on hard copy - *.

        -    Replacement surveys sent upon request by respondent
             (approximately * replacement surveys at $* ) - $*

        -    Management of project and sampling - $*

        -    Cost for reporting (* reports @ $*) - $*

        - Handling of written comments (estimated at *% of total returns (*) @ $*) - $*

        - Raw patient response data in Excel to all * MTFs and SPSS portable files to all higher levels - $*

        -    Diskettes for MTFs ($* x 2) and all MHSS on CD-ROM ($* x 1) - $*

        -    Costs to have NRC ship reports to * hospitals ($* x 5) - $*

   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.

        -    Costs to have NRC ship reports to * upper level departments ($*)
             - $*

        -    Total allowable costs not to exceed $*.

        f)   Billing Instructions

                  Billing instructions for this task order shall be as stated
             in Appendix B of the Subcontract except that Subcontractor may only utilize the "commercial pricing" option under Item C of
             Section II (Other Direct Costs) upon providing verification to UHC of their commercial market pricing comparisons to validate that equal or better pricing is offered to UHC/DOD than to their best client (other than UHC/DOD). In such a case, "Invoice Preparation" as stated in Section II of Appendix B will be substituted with the following:

                  Other Direct Costs should include all items other than
             travel costs and should be identified, by line item, on a per unit basis consistent with the Subcontractor's cost proposal for this effort.

                  NRC will provide auditable documentation verifying the
             number of surveys mailed out and processed, as well as any other documentation applicable to billing amounts. Proof of surveys mailed will be provided in the form of receipt(s) from the United States Postal Service.


   _______________
   * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 406.